EXHIBIT 10.61

$750,000,000

BRIDGE LOAN AGREEMENT

dated as of

February 7, 2001

among

Ultramar Diamond Shamrock Corporation

The Banks Party Hereto

The Chase Manhattan Bank,

as Administrative Agent

and

Bank of America, N.A.,

as Syndication Agent

J.P. Morgan, a Division of Chase Securities Inc.
and
Banc of America Securities LLC,

Co-Lead Arrangers and Co-Bookrunners

TABLE OF CONTENTS

PAGE ARTICLE 1 DEFINITIONS

Section 1.01. Definitions	1
Section 1.02. Accounting Terms and Determinations	16
Section 1.03. Types of Borrowings	17

ARTICLE 2 THE CREDITS

ARTICLE 3 CONDITIONS

Section 3.01. Closing	25
Section 3.02. Each Credit Event	26

ARTICLE 4 REPRESENTATIONS AND WARRANTIES

Section 4.01. Existence and Business; Power and Authorization; Enforceable Obligations	27
Section 4.02. No Violation	27
Section 4.03. Litigation	28
Section 4.04. Financial Information	28
Section 4.05. Material Adverse Change	28

i

ARTICLE 5 AFFIRMATIVE COVENANTS

ARTICLE 6 NEGATIVE COVENANTS

ARTICLE 7 NOTICE OF AMENDMENTS AND WAIVERS

Section 7.01. Solicitation of Banks	39

ii

ARTICLE 8 EVENTS OF DEFAULT; REMEDIES

Section 8.01. Events of Default	40
Section 8.02. Rights and Remedies	42
ARTICLE 9 THE AGENTS

ARTICLE 10 CHANGE IN CIRCUMSTANCES

ARTICLE 11 MISCELLANEOUS

iii

COMMITMENT SCHEDULE
PRICING SCHEDULE
SCHEDULE 1.1 — Significant Subsidiaries
SCHEDULE 4.12 — Plans

EXHIBIT A — Note
EXHIBIT B — Opinion of Counsel for the Borrower
EXHIBIT C — Opinion of Special Counsel for the Administrative Agent
EXHIBIT D — Assignment and Assumption Agreement

iv

     BRIDGE LOAN AGREEMENT dated as of February 7, 2001 among ULTRAMAR DIAMOND SHAMROCK CORPORATION, the BANKS party hereto, THE CHASE MANHATTAN BANK, as Administrative Agent and BANK OF AMERICA, N.A., as Syndication Agent.

     The parties hereto agree as follows:

ARTICLE 1
DEFINITIONS

     SECTION 1.1. Definitions. The following terms, as used herein, have the following meanings:

     “Adjusted Consolidated Debt” means, without duplication, (i) Indebtedness which is or should be reflected on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, minus (ii) to the extent reflected as assets on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, the sum of all (a) direct obligations of the United States of America, or of any agency thereof, or obligations guaranteed as to principal and interest by the United States of America, or of any agency thereof, in either case maturing not more than 180 days from the date of acquisition thereof by such Person; (b) cash; (c) time deposits, bankers acceptances or certificates of deposit issued by a Restricted Bank maturing not more than 180 days from the date of acquisition thereof; (d) commercial paper rated A-2 or better or P-2 or better by S&P or Moody’s, respectively, maturing not more than 180 days from the date of acquisition thereof; and (e) other debt obligations rated at least A- by S&P or A3 by Moody’s maturing not more than 180 days from the date of acquisition thereof.

     “Administrative Questionnaire” means, with respect to each Bank, an administrative questionnaire in the form prepared by the Administrative Agent, completed by such Bank and returned to the Administrative Agent (with a copy to the Borrower).

     “Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under direct or indirect common control with such Person. For purposes of this definition, a Person will be deemed to control another Person if such Person possesses, directly or indirectly, the power to (a) vote 10% or more of the securities having ordinary voting power for the election of directors of such other Person or (b) direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise.

     “Administrative Agent” means The Chase Manhattan Bank in its capacity as administrative agent for the Banks hereunder, and its successors in such capacity.

     “Agent” means either of the Administrative Agent or the Syndication Agent.

     “Applicable Lending Office” means, with respect to any Bank, (i) in the case of its Base Rate Loans, its Domestic Lending Office and, (ii) in the case of its Euro-Dollar Loans, its Euro-Dollar Lending Office.

     “Assignee” has the meaning set forth in Section 11.06(c).

     “Authorized Officer” means (i) with respect to any Person that is a corporation, the chief executive officer, the president, any executive vice president, any senior vice president, any vice president, the treasurer, or the chief financial officer of such Person, (ii) with respect to any Person that is a partnership, the president, any executive vice president, any senior vice president, any vice president, the treasurer or the chief financial officer of a general partner of such Person, (iii) with respect to any Person that is a limited liability company, the president, any executive vice president, any senior vice president, any vice president, the treasurer or the chief financial officer of a member of such Person, or (iv) with respect to any other Person, such representative of such Person that is approved by the Administrative Agent in writing. No Person will be deemed to be an Authorized Officer until named on a certificate of incumbency of such Person delivered to the Administrative Agent on or after the Effective Date.

     “Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Termination Date and the date of termination of the Commitments.

     “Bank” means each bank listed on the signature pages hereof, each Assignee which becomes a Bank pursuant to Section 11.06(c), and their respective successors.

     “Bankruptcy Code” means Title 11, Section 101 et seq. of the United States Code titled “Bankruptcy,” as amended from time to time, and any successor statute thereto.

     “Base Rate” means, for any day, a rate per annum equal to the higher of (i) the Prime Rate for such day and (ii) the sum of ’ of 1% plus the Federal Funds Rate for such day.

     “Base Rate Loan” means a Loan which bears interest at the Base Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election or the provisions of Article 10.

     “Borrower” means Ultramar Diamond Shamrock Corporation, a Delaware corporation, and its successors.

     “Borrower’s 1999 Form 10-K” means the Borrower’s annual report on Form 10-K for 1999, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

     “Borrower’s September 2000 Form 10-Q” means the Borrower’s quarterly report on Form 10-Q for the quarter ended September 30, 2000, as filed with the Securities and Exchange Commission pursuant to the Securities Exchange Act of 1934.

     “Borrowing” has the meaning set forth in Section 1.03.

     “Canadian Revolver” means the Credit Agreement dated as of December 19, 1996 among the Borrower, Canadian Ultramar Company, the banks listed therein and Canadian Imperial Bank of Commerce, as agent, as the same may be amended, modified or supplemented from time to time and any successor credit facility refinancing all or a portion thereof.

     “Capital Lease” means any lease which in accordance with GAAP is required to be capitalized on a consolidated balance sheet of the Borrower and its Consolidated Subsidiaries, and for purposes of this Agreement, the amount of these obligations will be the amount so capitalized.

     “Change of Control” will be deemed to have occurred at such time as any Person or any Persons acting together which would constitute a “group” (a “Group”) for purposes of Section 13(d) of the Securities Exchange Act becomes the beneficial owner of 35% or more of the total voting power of all classes of voting stock of the Borrower or such Person or Group succeeds in having sufficient of its nominees elected to the board of directors of the Borrower such that such nominees, when added to any existing director remaining on the board of directors of the Borrower after such election who is an Affiliate of such Group, will constitute a majority of the board of directors of the Borrower.

     “Closing Date” means the date of the initial Borrowing.

     “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor statute.

     “Commitment” means (i) with respect to each Bank listed on the Commitment Schedule, the amount set forth opposite the name of such Bank on the Commitment Schedule and (ii) with respect to each Assignee which becomes a Bank pursuant to Section 11.06(c), the amount of the Commitment thereby assumed by it, in each case as such amount may be changed from time to time pursuant to Section 2.09 or 11.06(b), or in any such case the obligation to make Loans hereunder not to exceed such amount, as the context may require.

     “Commitment Increase” shall have the meaning set forth in clause (e) of the definition of Prepayment Event.

     “Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense excluding, however, interest expense not payable in cash (including amortization of discount).

     “Consolidated EBITDA” means, for any period, the sum of (i) Consolidated Net Income for such period plus (ii) to the extent deducted in the determination of such Consolidated Net Income, (A) provisions for taxes based on income, (B) Consolidated Interest Expense, (C) depreciation, (D) amortization and (E) distributions made to the holders of TOPrS, all as determined on a consolidated basis for the Borrower and its Consolidated Subsidiaries.

     “Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest that is payable in cash), net of interest income, of the Borrower and its Consolidated Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of the Borrower and its Consolidated Subsidiaries, including without limitation, all commissions, discounts, other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and distributions made to the holders of TOPrS.

     “Consolidated Net Income” means, for any period, the net income (or loss) of the Borrower and its Consolidated Subsidiaries for such period; provided that there shall be excluded from such calculation (i) any after-tax gains or losses attributable to asset sales (other than sales in the ordinary course of business) or returned surplus assets of any Plan and (ii) to the extent not included in clause (i), any net extraordinary gains or net extraordinary losses.

     “Consolidated Net Tangible Assets” means at any date the total consolidated assets of the Borrower and its Consolidated Subsidiaries less all goodwill, trade names, trademarks, patents, unamortized debt discount and expense and other like intangible items.

     “Consolidated Net Worth” shall mean, at any date, the sum of (i) the consolidated shareholders’ equity of the Borrower and its Consolidated Subsidiaries plus (ii) 50% of the liquidation value of outstanding TOPrS, each determined as of such date, all computed in conformity with GAAP.

     “Consolidated Subsidiary” means at any date any Subsidiary or other entity the accounts of which would be consolidated with those of the Borrower in its consolidated financial statements if such statements were prepared as of such date.

     “Contest” means, with respect to any Tax, Lien, or claim, a contest pursued in good faith and by appropriate proceedings diligently conducted or pursued by other reasonable methods, so long as the failure to pay or discharge any such Tax, Lien or claim during the pendency of such contest would not otherwise have a Material Adverse Effect on the Person subject to any such Tax, Lien or claim.

     “Contingent Obligation” means, with respect to any Person, any obligation of such Person guaranteeing or intended to guarantee any Indebtedness (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (a) to purchase any such primary obligation or any property constituting direct or indirect security therefor from the primary obligee, (b) to advance or supply funds (1) for the payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (c) to purchase property, securities or services primarily for the purpose of assuring the primary obligee of the ability of the primary obligor to make payment of such primary obligation but excluding agreements on the part of such Person to supply crude oil or petroleum products or feedstock, or (d) otherwise to assure or hold harmless the primary obligee against loss in respect of such primary obligation; provided, however, that the term Contingent Obligation does not include endorsements of instruments for deposit or collection in the ordinary course of business.

     “Default” means any event, act or condition which constitutes an Event of Default or which with notice or lapse of time, or both, would constitute an Event of Default.

     “Domestic Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close.

     “Domestic Lending Office” means, as to each Bank, its office located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Domestic Lending Office) or such other office as such Bank may hereafter designate as its Domestic Lending Office by notice to the Borrower and the Administrative Agent.

     “Effective Date” means the date this Agreement becomes effective in accordance with Section 11.09.

     “Environmental Approvals” means any Governmental Approvals required under applicable Environmental Laws.

     “Environmental Claim” means any written notice, claim, demand or similar communication by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, fines or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location, whether or not owned by such Person or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law or Environmental Approval.

     “Environmental Laws” means all Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

     “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA amendatory thereof, supplemental thereto or substituted therefor.

     “ERISA Controlled Group” means the group consisting of the Borrower and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control with the Borrower that, together with the Borrower, are treated as a single employer under regulations of the PBGC.

     “ERISA Plan” means (i) any Plan that (a) is not a Multiemployer Plan and (b) has Unfunded Liabilities and (ii) any Plan that is a Multiemployer Plan.

     “Euro-Dollar Business Day” means any Domestic Business Day on which commercial banks are open for international business (including dealings in dollar deposits) in London.

     “Euro-Dollar Lending Office” means, as to each Bank, its office, branch or affiliate located at its address set forth in its Administrative Questionnaire (or identified in its Administrative Questionnaire as its Euro-Dollar Lending Office) or such other office, branch or affiliate of such Bank as it may hereafter designate as its Euro-Dollar Lending Office by notice to the Borrower and the Administrative Agent.

     “Euro-Dollar Loan” means a Loan which bears interest at a Euro-Dollar Rate pursuant to the applicable Notice of Borrowing or Notice of Interest Rate Election.

     “Euro-Dollar Margin” means a rate per annum determined in accordance with the Pricing Schedule.

     “Euro-Dollar Rate” means a rate of interest determined pursuant to Section 2.07(b) on the basis of a London Interbank Offered Rate.

     “Euro-Dollar Reserve Percentage” means for any day that percentage (expressed as a decimal) which is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement for a member bank of the Federal Reserve System in New York City with deposits exceeding five billion dollars in respect of “Eurocurrency liabilities” (or in respect of any other category of liabilities which includes deposits by reference to which the interest rate on Euro-Dollar Loans is determined or any category of extensions of credit or other assets which includes loans by a non-United States office of any Bank to United States residents).

     “Event of Bankruptcy” means, with respect to any Person, the occurrence of any of the following events:

(i) the commencement by such Person of a voluntary case concerning itself under the Bankruptcy Code or similar Law;

(ii) an involuntary case is commenced against such Person and the petition is not controverted within 30 days, or is not dismissed within 60 days, after commencement of the case;

(iii) a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of such Person or such Person commences any other proceedings under any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, insolvency or liquidation or similar Law of any jurisdiction whether now or hereafter in effect relating to such Person or there is commenced against such Person any such proceeding which remains undismissed for a period of 60 days;

(iv) the entrance of any order for relief or other order approving any such case or proceeding involving such Person;

(v) such Person is adjudicated insolvent or bankrupt;

(vi) such Person suffers any appointment of any custodian or the like for it or any substantial part of its property to continue undischarged or unstayed for a period of 60 days;

(vii) such Person makes a general assignment for the benefit of creditors;

(viii) such Person shall fail to pay, or shall state that it is unable to pay, or shall be unable to pay, its debts generally as they become due;

7

(ix) such Person shall by any act or failure to act consent to, approve of or acquiesce in any of the foregoing for a period of 60 days; or

(x) any partnership or corporate action, as the case may be, is taken by such Person for the purpose of effecting any of the foregoing.

     “Event of Default” means the occurrence of any of the events described in Section 8.01.

     “Existing A/R Facility” means the Credit Card and Trade Receivables Purchase Agreements dated as of March 29, 1999 among certain of the Borrower’s Subsidiaries, Asset Securitization Cooperative Corporation and Canadian Imperial Bank of Commerce, as the same may be amended, modified or supplemented from time to time and any successor credit facility refinancing all or a portion thereof.

     “Existing Committed Facilities” means (i) the Canadian Revolver, (ii) the Existing Revolver and (iii) the Existing A/R Facility.

     “Existing Revolver” means the Credit Agreement dated as of July 28, 1997, as amended December 31, 1998 among the Company, the banks party thereto and Morgan Guaranty Trust Company of New York, as agent, as the same may be amended, modified or supplemented from time to time and any successor credit facility refinancing all or a portion thereof.

     “Federal Funds Rate” means, for any day, the rate per annum (rounded upward, if necessary, to the nearest 1/100th of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Domestic Business Day next succeeding such day, provided that (i) if such day is not a Domestic Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Domestic Business Day as so published on the next succeeding Domestic Business Day, and (ii) if no such rate is so published on such next succeeding Domestic Business Day, the Federal Funds Rate for such day shall be the average rate quoted to The Chase Manhattan Bank on such day on overnight Federal funds transactions as determined by the Agent.

     “Fee Letter” means that certain Fee Letter, dated as of February 7, 2001, among the Borrower, J.P. Morgan, a division of Chase Securities Inc,. and Banc of America Securities LLC.

     “Fiscal Quarter” means a fiscal quarter of the Borrower.

     “Fiscal Year” means a fiscal year of the Borrower.

     “GAAP” means generally accepted accounting principles as in effect from time to time, applied on a basis consistent (except for changes with respect to which the Borrower”s independent public accountants concur) with the most recent audited consolidated financial statements of the Borrower and its Consolidated Subsidiaries delivered to the Banks.

     “Governmental Approval” means any authorization, consent, approval, license, lease, ruling, permit, certification, exemption or filing for registration by or with any Governmental Authority.

     “Governmental Authority” means any nation, state, sovereign, or government, any federal, regional, state, local or political subdivision and any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government.

     “Group of Loans” means at any time a group of Loans consisting of (i) all Loans which are Base Rate Loans at such time or (ii) all Euro-Dollar Loans having the same Interest Period at such time; provided that, if a Loan of any particular Bank is converted to or made as a Base Rate Loan pursuant to Article 10, such Loan shall be included in the same Group or Groups of Loans from time to time as it would have been in if it had not been so converted or made.

     “Indebtedness” means, of any Person, without duplication, (i) all obligations of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade payables within credit terms normally prevailing in the industry and accrued liabilities incurred in the ordinary course of business of such Person), (ii) all obligations of such Person in respect of principal evidenced by a note, bond, debenture or similar instrument, (iii) the obligations of such Person which are capitalized under Capital Leases, (iv) all non-contingent obligations (and, for purposes of Sections 6.03 and 8.01(d), all contingent obligations) of such Person to reimburse any bank or other Person in respect of amounts paid under a letter of credit or similar instrument, (v) all Indebtedness of any other Person secured by any Lien on any property owned by such Person, whether or not such Indebtedness has been assumed by such Person, (vi) all obligations of such Person in respect of surety bonds, appeal bonds or other similar instruments, (vii) in the case of UDS Capital I, 50% of the liquidation value of outstanding TOPrS and (viii) all Contingent Obligations of such Person.

     “Indemnitee” has the meaning set forth in Section 11.03(a).

     “Interest Period” means, with respect to each Euro-Dollar Loan, the period commencing on the date of borrowing specified in the applicable Notice of Borrowing or on the date specified in an applicable Notice of Interest Rate Election and ending one, two, three or six months thereafter, as the Borrower may elect in such notice; provided that:

(i) any Interest Period which would otherwise end on a day which is not a Euro-Dollar Business Day will be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case such Interest Period will end on the next preceding Euro-Dollar Business Day;

(ii) any Interest Period which begins on the last Euro-Dollar Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) will, subject to clause (iii) below, end on the last Euro-Dollar Business Day of a calendar month; and

(iii) any Interest Period which would otherwise end after the Termination Date will end on the Termination Date.

     “Interest Rate Protection Agreements” means any interest rate exchange, collar, cap or similar agreements providing interest rate protection entered into by the Borrower or any of its Subsidiaries.

     “Investment” means any investment in any Person, whether by means of share purchase, capital contribution, loan, Guarantee, time deposit or otherwise (but not including any demand deposit).

     “Law” means, with respect to any Governmental Authority, any constitutional provision, law, statute, rule, regulation, ordinance, treaty, order, decree, judgment, decision, certificate, holding, injunction, Governmental Approval or requirement of such Government Authority along with the interpretation and administration thereof by any Governmental Authority charged with the interpretation or administration thereof. Unless the context clearly indicates otherwise, the term “Law” includes each of the foregoing (and each provision thereof) as in effect at the time in question, including any amendments, supplements, replacements, or other modifications thereto or thereof, and whether or not in effect at the date of this Agreement.

     “Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind, or any other type of preferential arrangement that has substantially the same practical effect as a security interest, in respect of such asset. For the purposes of this Agreement, the Borrower or any Subsidiary will be deemed to own subject to a Lien any asset which it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, Capital Lease or other title retention agreement relating to such asset.

     “Loan” means a loan made by a Bank pursuant to Section 2.01; provided that, if any such loan or loans (or portions thereof) are combined or subdivided pursuant to a Notice of Interest Rate Election, the term Loan refers to the combined principal amount resulting from such combination or to each of the separate principal amounts resulting from such subdivision, as the case may be.

     “Loan Documents” means this Agreement and the Notes.

     “London Interbank Offered Rate” has the meaning set forth in Section 2.07(b).

     “Margin Stock” has the meaning provided such term in Regulation U.

     “Material Adverse Effect” means a material adverse effect upon (i) the business, results of operations or financial condition of the Borrower and its Consolidated Subsidiaries taken as a whole, (ii) the ability of the Borrower to perform under any Loan Document or (iii) the ability of any of the Banks to enforce any of the Obligations or any of their rights and remedies against the Borrower under the Loan Documents.

     “Material Financial Obligation” means a principal or face amount of Indebtedness and/or payment or collateralization obligations in respect of Interest Rate Protection Agreements of the Borrower and/or one or more of its Subsidiaries, arising in one or more related or unrelated transactions, exceeding in the aggregate $25,000,000.

     “Materials of Environmental Concern” means all materials, substances and wastes regulated as hazardous under Environmental Laws.

     “Moody’s”means Moody’s Investors Service, Inc.

     “Multiemployer Plan” means a Plan which is a “multiemployer plan” as defined in Section 4001(a)(3) of ERISA.

     “Net Cash Proceeds” means, with respect to any event (a) the cash proceeds received in respect of such event including (i) any cash received in respect of any non-cash proceeds, but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, net of (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by the Borrower and the Subsidiaries to third parties (other than Affiliates) in connection with such event, (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments required to be made by the Borrower and the Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by the Borrower and the Subsidiaries, and the amount of any reserves established by the Borrower and the Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by the chief financial officer of the Borrower). With respect to any Commitment Increase, the Borrower shall be deemed to have received cash proceeds on the date of such Commitment Increase in the amount of such Commitment Increase.

     “Notes” means promissory notes of the Borrower, substantially in the form of Exhibit A hereto, evidencing the Borrower’s obligation to repay the Loans, and “Note” means any one of such promissory notes issued hereunder.

     “Notice of Borrowing” has the meaning set forth in Section 2.03.

     “Notice of Interest Rate Election” has the meaning set forth in Section 2.10.

     “Obligations” means all obligations, liabilities and indebtedness of every nature of the Borrower from time to time owing to the Administrative Agent or any Bank under any Loan Document including, without limitation, (i) all principal, interest, and fees, (ii) any amounts the Administrative Agent or any Bank expends on behalf of the Borrower because the Borrower under the Loan Documents fails to make any such payment when required under the terms of any Loan Document, (iii) all amounts required to be paid under any indemnification or similar provision and (iv) all fees and expenses required to be paid pursuant to Section 11.03 of this Agreement.

     “Parent” means, with respect to any Bank, any Person controlling such Bank.

     “Participant” has the meaning set forth in Section 11.06(a).

     “PBGC” means the Pension Benefit Guaranty Corporation established under ERISA, or any successor thereto.

     “Permitted Transaction” has the meaning set forth in Section 6.01(a).

     “Person” means an individual, a corporation, a limited liability company, a partnership, an association, a trust or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

     “Plan” means any employee benefit plan covered by Title IV of ERISA, the funding requirements of which: (i) were the responsibility of the Borrower or a member of the ERISA Controlled Group at any time within the five years immediately preceding the Effective Date, (ii) are currently the responsibility of the Borrower or a member of the ERISA Controlled Group, or (iii) hereafter become the responsibility of the Borrower or a member of the ERISA Controlled Group, including any such plans as may have been, or may hereafter be, terminated for whatever reason; provided, however, that solely for purposes of Section 4.12 and Section 5.01(e) hereof, (A) the term “ERISA Controlled Group”in clauses (i) and (ii) will not include a Person that was a member of the ERISA Controlled Group solely as a result of the acquisition of a member of such ERISA Controlled Group by Lasmo plc and (B) the Ultramar U.S. Employees Retirement Plan with respect to any period on or after January 1, 1993 should not be considered a Plan under clause (i).

     “Prepayment Event” means: (a) any sale, lease or other disposition (including any such transaction effected by way of merger or consolidation) by the Borrower or any of its Subsidiaries of any asset, including without limitation any sale-leaseback transaction, whether or not involving a Capital Lease, but excluding (i) dispositions of temporary cash investments, inventory and used, surplus or worn out equipment in the ordinary course of business, (ii) dispositions to the Borrower or a wholly-owned Subsidiary of the Borrower and (iii) dispositions of accounts receivable and related assets pursuant to the Existing A/R Facility; provided that a disposition of assets not excluded by clauses (i) through (iii) above after the Effective Date shall not constitute a Prepayment Event unless and until (and only to the extent that) the aggregate Net Cash Proceeds from such disposition, when combined with all other such dispositions previously made after the Effective Date, exceeds $10,000,000; or

     (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any Subsidiary, but only to the extent that the Net Cash Proceeds therefrom that have not been applied to repair, restore or replace such property or asset within 180 days after such event exceed $10,000,000; or

     (c) the issuance by the Borrower or any Subsidiary of any Equity Interests, or the receipt by the Borrower or any Subsidiary of any capital contribution, other than (i) any such issuance of Equity Interests to, or receipt of any such capital contribution from, the Borrower or a Subsidiary and (ii) the issuance by the Borrower of common stock held through the Borrower’s existing grantor stock ownership program; or

     (d) the incurrence by the Borrower or any Subsidiary of any Indebtedness, other than (i) Indebtedness under the Existing Committed Facilities and (ii) issuance by the Borrower of commercial paper backstopped by the Existing Committed Facilities; or

     (e) any amendment to or replacement after the Effective Date of any of the Existing Committed Facilities which provides for an increase (a “Commitment Increase”) in the principal amount of loans and letters of credit available to the Borrower thereunder.

     “Pricing Schedule” means the Pricing Schedule attached hereto.

     “Prime Rate” means the rate of interest publicly announced by The Chase Manhattan Bank in New York City from time to time as its Prime Rate.

     “PUHCA” means the Public Utility Holding Company Act of 1935, as amended.

     “Quarterly Payment Dates” means each March 31, June 30, September 30 and December 31.

     “Reference Banks” means the principal London offices of The Chase Manhattan Bank and Bank of America, N.A.

     “Regulations D, T, U and X” means such Regulations of the Federal Reserve Board as may be from time to time in effect and any successor to all or any portion thereof.

     “Regulation S-X” means Regulation S-X of the SEC and any successor to all or any portion thereof.

     “Reportable Event” has the meaning set forth in Section 4043(c) of ERISA (other than a Reportable Event as to which the provision of 30 days’ notice to the PBGC is waived under applicable regulations or with respect to which the PBGC has by public notice announced that it will not impose penalties for failure to comply), or is the occurrence of any of the events described in Section 4063(a) or 4068(a) of ERISA.

     “Required Banks” means at any time Banks having at least 66-2/3% of the aggregate amount of the sum of the total unused Commitments at such time or, if the Commitments shall have terminated, holding Notes evidencing at least 66-2/3% of the aggregate unpaid principal amount of the Loans.

     “Restricted Bank” means (i) any Bank, (ii) any “Bank” under the Existing Revolver, (iii) any “Lender” under the Canadian Revolver and (iv) any other commercial bank whose unsecured long-term debt is rated BBB+ or better by S&P and Baa1 or better by Moody’s.

     “S & P” means Standard & Poor’s Ratings Services.

     “SEC” means the Securities and Exchange Commission.

     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time.

     “Significant Subsidiary” means (i) each of the Subsidiaries set forth in Schedule 1.1 and their respective successors and (ii) any other Subsidiary of the Borrower which is or would hereafter be classified as a “significant subsidiary” of the Borrower under Regulation S-X of the Securities and Exchange Commission as in effect on the date hereof.

     “Solvent” when used with respect to any Person, means that, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

     “Subsidiary” means, with respect to any Person, (i) any corporation 50% or more of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through Subsidiaries and (ii) any partnership, limited liability company, association, joint venture, trust or other entity in which such Person, directly or indirectly through Subsidiaries, is either a general partner, has a 50% or greater equity interest at the time or otherwise owns a controlling interest.

     “Syndication Agent” means Bank of America, N.A., in its capacity as syndication agent in respect of this Agreement.

     “Termination Date” means February 5, 2002, or, if such day is not a Euro-Dollar Business Day, the next preceding Euro-Dollar Business Day.

     “Termination Event” means (i) a Reportable Event, or (ii) the initiation of any action by the Borrower, any member of the ERISA Controlled Group or any ERISA Plan fiduciary to terminate an ERISA Plan (other than pursuant to Section 4041(b) of ERISA) or the treatment of an amendment to an ERISA Plan as a termination under ERISA, or (iii) the institution of proceedings by the PBGC under Section 4042 of ERISA to terminate an ERISA Plan or to appoint a trustee to administer any ERISA Plan.

     “TOPrS” means the 8.32% Trust Originated Preferred Securities of UDS Capital I described in the Prospectus Supplement dated as of June 20, 1997.

     “Unfunded Liabilities” means, with respect to any Plan at any time, the amount (if any) by which (i) the actuarial present value of accumulated benefits under such Plan exceeds (ii) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent valuation date for such Plan (on the basis of the assumptions used in the most recent actuarial valuation report for such Plans).

     “United States” means the United States of America, including the States and the District of Columbia, but excluding its territories and possessions.

     SECTION 1.2. Accounting Terms and Determinations. Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all accounting determinations hereunder shall be made, and all financial statements required to be delivered hereunder shall be prepared in accordance with GAAP; provided that, if the Borrower notifies the Administrative Agent that the Borrower wishes to amend any covenant in Article 5 or Article 6 or the definition of any term used therein to eliminate the effect of any change in GAAP on the operation of such covenant (or if the Administrative Agent notifies the Borrower that the Required Banks wish to amend Article 5 or Article 6 or any such definition for such purpose), then the Borrower’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective, until either such notice is withdrawn or such covenant or definition is amended in a manner satisfactory to the Borrower and the Required Banks.

     SECTION 1.3. Types of Borrowings. The term “Borrowing” denotes the aggregation of Loans to be made by the Banks to the Borrower pursuant to Article 2 on the same day, all of which Loans are of the same type (subject to Article 10) and, except in the case of Base Rate Loans, have the same initial Interest Period. Borrowings are classified for purposes of this Agreement by reference to the pricing of Loans comprising such Borrowing (e.g., a “Euro-Dollar Borrowing” is a Borrowing comprised of Euro-Dollar Loans).

ARTICLE 2

THE CREDITS

     SECTION 2.1. Commitments to Lend. Subject to the terms and conditions set forth in this Agreement, each Bank severally agrees to make Loans to the Borrower from time to time during the Availability Period in an aggregate principal amount that will not result in such Bank’s Loans exceeding such Bank’s Commitment. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow under this Section, prepay Loans to the extent permitted by Section 2.11 and reborrow at any time during the Availability Period under this Section.

     SECTION 2.2. Loans and Borrowings. (a)  Each Loan shall be made as part of a Borrowing consisting of Loans made by the Banks ratably in accordance with their respective Commitments. The failure of any Bank to make any Loan required to be made by it shall not relieve any other Bank of its obligations hereunder; provided that the Commitments of the Banks are several and no Bank shall be responsible for any other Bank’s failure to make Loans as required.

            (b) Each Borrowing shall be made entirely in Base Rate or Euro-Dollar Loans, as the Borrower may request in accordance herewith. At the time that each Borrowing comprised of Base Rate Loans is made, and at the commencement of each initial Interest Period for any Borrowing comprised of Euro-Dollar Loans, such Borrowing shall be in an aggregate principal amount of $5,000,000 or any larger multiple of $1,000,000; provided that such Borrowing may be in an aggregate amount that is equal to the entire unused balance of the Commitment. Both Base Rate Loans and Euro-Dollar Loans may be outstanding at the same time.

            (c) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Termination Date.

     SECTION 2.3. Notice of Borrowing. The Borrower shall give the Administrative Agent notice (a “Notice of Borrowing”) not later than 10:30 A.M. (New York City time) on (a) the date of each Base Rate Borrowing, and (b) the third Euro-Dollar Business Day before each Euro-Dollar Borrowing, specifying:

(i) the date of such Borrowing, which shall be a Domestic Business Day in the case of a Base Rate Borrowing or a Euro-Dollar Business Day in the case of a Euro-Dollar Borrowing and in any case shall be on or after the Effective Date but on or prior to the Termination Date;

(ii) the aggregate amount of such Borrowing;

(iii) whether the Loans comprising such Borrowing are to bear interest initially at the Base Rate or a Euro-Dollar Rate; and

(iv) in the case of a Euro-Dollar Borrowing, the duration of the initial Interest Period applicable thereto, subject to the provisions of the definition of Interest Period.

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     SECTION 2.4. Notice to Banks; Funding of Loans. (a) Promptly after receiving a Notice of Borrowing, the Administrative Agent shall notify each Bank of the contents thereof and of such Bank’s share of such Borrowing and such Notice of Borrowing shall not thereafter be revocable by the Borrower.

     (b) Not later than 1:00 P.M. (New York City time) on the date of each Borrowing, each Bank shall make available its share of such Borrowing, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 11.01. Unless the Administrative Agent determines that any applicable condition specified in Article 3 has not been satisfied, the Administrative Agent will make the funds so received from the Banks available to the Borrower at the Administrative Agent's aforesaid address.

     (c) Unless the Administrative Agent shall have received notice from a Bank before the date of any Borrowing that such Bank will not make available to the Administrative Agent such Bank's share of such Borrowing, the Administrative Agent may assume that such Bank has made such share available to the Administrative Agent on the date of such Borrowing in accordance with subsection (b) of this Section and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower on such date a corresponding amount. If and to the extent that such Bank shall not have so made such share available to the Administrative Agent, such Bank and, if such Bank shall have failed to do so within three Domestic Business Days of demand therefor by the Administrative Agent, the Borrower severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the Borrower until the date such amount is repaid to the Administrative Agent, at the Federal Funds Rate. If such Bank shall repay to the Administrative Agent such corresponding amount, such amount so repaid shall constitute such Bank's Loan included in such Borrowing for purposes of this Agreement.

     SECTION 2.5. Notes. (a) The Borrower’s obligation to repay the Loans of each Bank shall be evidenced by a single Note payable to the order of such Bank for the account of its Applicable Lending Office in an amount equal to the aggregate unpaid principal amount of such Bank’s Loans.

     (b) Each Bank may, by notice to the Borrower and the Administrative Agent, request that the Borrower's obligation to repay such Bank's Loans of a particular type be evidenced by a separate Note in an amount equal to the aggregate unpaid principal amount of such Loans. Each such Note shall be in substantially the form of Exhibit A hereto with appropriate modifications to reflect the fact that it relates solely to Loans of the relevant type. Each reference in this Agreement to the "Note" of such Bank shall be deemed to refer to and include any or all of such Notes, as the context may require.

     (c) Promptly after receiving each Bank's Note pursuant to Section 3.01(a), 3.01(d), the Administrative Agent shall forward such Note to such Bank. Each Bank shall record the date, amount and type of each Loan made by it and the date and amount of each payment of principal made by the Borrower with respect thereto, and may, if such Bank so elects in connection with any transfer or enforcement of its Note, endorse on the schedule forming a part thereof appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding; provided that a Bank's failure to make any such recordation or endorsement shall not affect the Borrower's obligations hereunder or under the Notes. Each Bank is hereby irrevocably authorized by the Borrower so to endorse its Note and to attach to and make a part of its Note a continuation of any such schedule as and when required.

     SECTION 2.6. Maturity of Loans. Each Loan shall mature, and the principal amount thereof shall be due and payable (together with interest accrued thereon), on the Termination Date.

     SECTION 2.7. Interest Rates. (a) The unpaid principal amount of each Base Rate Loan shall bear interest on the outstanding principal amount thereof, for each day from the date such Loan is made until it becomes due, at a rate per annum equal to the Base Rate for such day. Such interest shall be payable (i) quarterly in arrears on each Quarterly Payment Date, (ii) with respect to the principal amount of any Base Rate Loan converted to a Euro-Dollar Loan or prepaid, on the date such amount is so converted or prepaid, and (iii) on the Termination Date. Any overdue principal of or interest on any Base Rate Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 1% plus the Base Rate for such day.

     (b) The unpaid principal amount of each Euro-Dollar Loan shall bear interest on the outstanding principal amount thereof, for each day during each Interest Period applicable thereto, at a rate per annum equal to the sum of the Euro-Dollar Margin for such day plus the London Interbank Offered Rate applicable to such Interest Period. Such interest shall be payable for each Interest Period on the last day thereof and, if such Interest Period is longer than three months, at intervals of three months after the first day thereof.

     The “London Interbank Offered Rate” applicable to any Interest Period means the average (rounded upward, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which deposits in dollars are offered to each of the Reference Banks in the London interbank market at approximately 11:00 A.M. (London time) two Euro-Dollar Business Days before the first day of such Interest Period in an amount approximately equal to the principal amount of the Euro-Dollar Loan of such Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period.

     (c) Any overdue principal of or interest on any Euro-Dollar Loan shall bear interest, payable on demand, for each day until paid at a rate per annum equal to the sum of 1% plus the Euro-Dollar Margin for such day plus the higher of (i) the London Interbank Offered Rate applicable to such Loan at the date such payment was due and (ii) the quotient obtained (rounded upwards, if necessary, to the next higher 1/100 of 1%) by dividing (x) the average (rounded upwards, if necessary, to the next higher 1/16 of 1%) of the respective rates per annum at which one day (or, if such amount due remains unpaid more than three Euro-Dollar Business Days, then for such other period of time not longer than six months as the Administrative Agent may select) deposits in dollars in an amount approximately equal to such overdue payment due to each of the Reference Banks are offered to such Reference Bank in the London interbank market for the applicable period determined as provided above by (y) 1.00 minus the Euro-Dollar Reserve Percentage (or, if the circumstances described in clause (a) or (b) of Section 10.01 shall exist, at a rate per annum equal to the sum of 1% plus the rate applicable to Base Rate Loans for such day).

     (d) The Administrative Agent shall determine each interest rate applicable to the Loans hereunder. The Administrative Agent shall promptly notify the Borrower and the Banks of each rate of interest so determined, and its determination thereof shall be conclusive in the absence of manifest error.

     (e) Each Reference Bank agrees to use its best efforts to furnish quotations to the Administrative Agent as contemplated by this Section. If any Reference Bank does not furnish a timely quotation, the Administrative Agent shall determine the relevant interest rate on the basis of the quotation or quotations furnished by the remaining Reference Bank or Banks or, if none of such quotations is available on a timely basis, the provisions of Section 10.01 shall apply.

     SECTION 2.8. Fees. (a) The Borrower shall pay to the Administrative Agent, for the account of the Banks, a commitment fee at the Commitment Fee Rate (determined daily in accordance with the Pricing Schedule). Such commitment fee shall accrue from and including the Effective Date to but excluding the date on which the Commitments terminate in their entirety, on the daily aggregate unused amount of the Commitments. Such commitment fee shall be allocated among the Banks ratably in proportion to their Commitments. (b) Fees accrued under this Section shall be payable quarterly in arrears on each Quarterly Payment Date and on the date on which the Commitments terminate in their entirety.

     SECTION 2.9. Termination or Reduction of Commitment. (a) The Borrower may, upon at least three Domestic Business Days’ notice to the Administrative Agent, (i) terminate the Commitments at any time, or (ii) ratably reduce the Commitments from time to time by an amount of $5,000,000 or any larger multiple of $1,000,000. Promptly after receiving a notice pursuant to this subsection, the Administrative Agent shall notify each Bank of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.

     (b) If the Borrower or any of its Subsidiaries shall at any time, or from time to time, after the Effective Date but prior to the Termination Date receive any Net Cash Proceeds of any Prepayment Event, then the Commitments shall at such time be reduced in an aggregate amount equal to the amount of such Net Cash Proceeds. Each such reduction of Commitments shall be applied ratably to the respective Commitment of each Bank until all such Commitments have been reduced to zero. The Borrower shall give the Administrative Agent prompt notice of each reduction in Commitments pursuant to this Section and promptly thereafter the Administrative Agent shall notify each Bank thereof.

     (c) Unless previously terminated, the Commitments shall terminate in their entirety at the close of business on the Termination Date.

     SECTION 2.10. Method of Electing Interest Rates. (a) The Loans included in each Borrowing shall bear interest initially at the type of rate specified by the Borrower in the applicable Notice of Borrowing. Thereafter, the Borrower may from time to time elect to change or continue the type of interest rate borne by each Group of Loans (subject to subsection (d) of this Section and the provisions of Article 10), as follows:

(i) if such Loans are Base Rate Loans, the Borrower may elect to convert such Loans to Euro-Dollar Loans as of any Euro-Dollar Business Day; and

(ii) if such Loans are Euro-Dollar Loans, the Borrower may elect to convert such Loans to Base Rate Loans or elect to continue such Loans as Euro-Dollar Loans for an additional Interest Period, subject to Section 2.14 if any such conversion is effective on any day other than the last day of the then current Interest Period applicable to such Loans.

Each such election shall be made by delivering a notice (a “Notice of Interest Rate Election”) to the Administrative Agent not later than 10:30 A.M. (New York City time) on the third Euro-Dollar Business Day before the conversion or continuation selected in such notice is to be effective. A Notice of Interest Rate Election may, if it so specifies, apply to only a portion of the aggregate principal amount of the relevant Group of Loans; provided that (i) such portion is allocated ratably among the Loans comprising such Group and (ii) the portion to which such Notice applies, and the remaining portion to which it does not apply, are each $5,000,000 or any larger multiple of $1,000,000. If no such notice is timely received before the end of an Interest Period for any Group of Euro-Dollar Loans, the Borrower shall be deemed to have elected that such Group of Loans be converted to Base Rate Loans at the end of such Interest Period.

(b) Each Notice of Interest Rate Election shall specify:

(i) the Group of Loans (or portion thereof) to which such notice applies;

(ii) the date on which the conversion or continuation selected in such notice is to be effective, which shall comply with the applicable clause of subsection (a) above;

(iii) if the Loans comprising such Group are to be converted, the new type of Loans and, if the Loans resulting from such conversion are to be Euro-Dollar Loans, the duration of the next succeeding Interest Period applicable thereto; and

(iv) if such Loans are to be continued as Euro-Dollar Loans for an additional Interest Period, the duration of such additional Interest Period.

Each Interest Period specified in a Notice of Interest Rate Election shall comply with the provisions of the definition of Interest Period.

     (c) Promptly after receiving a Notice of Interest Rate Election from the Borrower pursuant to subsection (a) above, the Administrative Agent shall notify each Bank of the contents thereof and such notice shall not thereafter be revocable by the Borrower.

     (d) The Borrower shall not be entitled to elect to convert any Loans to, or continue any Loans for an additional Interest Period as, Euro-Dollar Loans if a Default shall have occurred and be continuing when the Borrower delivers notice of such election to the Administrative Agent.

     SECTION 2.11. Optional Prepayments. (a) Subject in the case of any Euro-Dollar Loans to Section 2.14, the Borrower may, upon at least one Domestic Business Day’s notice to the Administrative Agent, without penalty or premium except as specified herein, prepay any Group of Base Rate Loans or upon at least three Euro-Dollar Business Days’ notice to the Administrative Agent, prepay any Group of Euro-Dollar Loans, in each case in whole at any time, or from time to time in part in amounts aggregating $5,000,000 or any larger multiple of $1,000,000, by paying the principal amount to be prepaid together with interest accrued thereon to the date of prepayment. Each such optional prepayment shall be applied to prepay ratably the Loans of the several Banks included in such Group of Loans.

     (b) Promptly upon receiving a notice of prepayment pursuant to this Section, the Administrative Agent shall notify each Bank of the contents thereof and of such Bank’s ratable share of such prepayment, and such notice shall not thereafter be revocable by the Borrower.

     SECTION 2.12. Mandatory Prepayment. (a) In the event and on each occasion on and after the Closing Date that any Net Cash Proceeds are received by or on behalf of the Borrower or any Subsidiary in respect of any Prepayment Event while any Loans remain unpaid, the Borrower shall, within three Euro-Dollar Business Days after such Net Cash Proceeds are received, prepay the Loans in an aggregate amount equal to such Net Cash Proceeds together with interest accrued thereon to the date of prepayment. Each such mandatory prepayment shall be applied to prepay ratably the Loans of the several Banks.

     (b) Prior to any mandatory prepayment of the Loans pursuant to this Section, the Borrower shall select the Group or Groups of Loans to be prepaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such prepayment (i) in the case of prepayment of a Group of Euro-Dollar Loans (which shall be subject to Section 2.14), not later than 11:00 a.m., New York City time, three Euro-Dollar Business Days before the date of prepayment or (ii) in the case of prepayment of a Group of Base Rate Loans, not later than 11:00 a.m., New York City time, one Domestic Business Day before the date of prepayment.

     (c) Promptly upon receiving a notice of prepayment pursuant to this Section, the Administrative Agent shall notify each Bank of the contents thereof and of such Bank’s ratable share of such prepayment, and such notice shall not thereafter be revocable by the Borrower; provided that, if a notice of prepayment is given in connection with a conditional notice of termination of the Commitments as contemplated by Section 2.09, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.09. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.07.

     SECTION 2.13. General Provisions as to Payments. (a) The Borrower shall make each payment of principal of, and interest on, the Loans and of fees hereunder, without set-off, counterclaim or other deduction, not later than 1:00 P.M. (New York City time) on the date when due, in Federal or other funds immediately available in New York City, to the Administrative Agent at its address referred to in Section 11.01. The Administrative Agent will promptly distribute to each Bank its ratable share of each such payment received by the Administrative Agent for the account of the Banks. Whenever any payment of principal of, or interest on, the Base Rate Loans or of fees shall be due on a day which is not a Domestic Business Day, the date for payment thereof shall be extended to the next succeeding Domestic Business Day. Whenever any payment of principal of, or interest on, the Euro-Dollar Loans shall be due on a day which is not a Euro-Dollar Business Day, the date for payment thereof shall be extended to the next succeeding Euro-Dollar Business Day unless such Euro-Dollar Business Day falls in another calendar month, in which case the date for payment thereof shall be the next preceding Euro-Dollar Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

     (a) Unless the Borrower notifies the Administrative Agent before the date on which any payment is due to the Banks hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date and the Administrative Agent may, in reliance on such assumption, cause to be distributed to each Bank on such due date an amount equal to the amount then due such Bank. If and to the extent that the Borrower shall not have so made such payment, each Bank shall repay to the Administrative Agent forthwith on demand such amount distributed to such Bank together with interest thereon, for each day from the date such amount is distributed to such Bank until the date such Bank repays such amount to the Administrative Agent, at the Federal Funds Rate.

     SECTION 2.14. Funding Losses. If the Borrower makes any payment of principal with respect to any Euro-Dollar Loan or any Euro-Dollar Loan is converted (pursuant to Article 2 or 8 or Section 10.02) on any day other than the last day of an Interest Period applicable thereto, or the last day of an applicable period fixed pursuant to Section 2.07(c), or if the Borrower fails to borrow, prepay, convert or continue any Euro-Dollar Loans after notice has been given to any Bank in accordance with Section 2.04(a), 2.10(c), 2.11(b), or 2.12(c), by reason of a failure to satisfy a condition thereto or otherwise, the Borrower shall reimburse each Bank within 15 days after demand for any resulting loss or expense incurred by it (or by an existing or prospective Participant in the related Loan), including (without limitation) any loss incurred in obtaining, liquidating or employing deposits from third parties, but excluding loss of margin for the period after such payment or conversion or failure to borrow, prepay, convert or continue; provided that such Bank shall have delivered to the Borrower a certificate as to the amount of such loss or expense, which certificate shall be conclusive in the absence of manifest error.

     SECTION 2.15. Computation of Interest and Fees. Interest based on the Prime Rate hereunder shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and paid for the actual number of days elapsed (including the first day but excluding the last day). All other interest and fees shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day).

     SECTION 2.16. Regulation D Compensation. Each Bank may require the Borrower to pay, contemporaneously with each payment of interest on the Euro-Dollar Loans, additional interest on the related Euro-Dollar Loan of such Bank at a rate per annum determined by such Bank up to but not exceeding the excess of (i (A) the applicable London Interbank Offered Rate divided by (B) one minus the Euro-Dollar Reserve Percentage over (ii) the applicable London Interbank Offered Rate. Any Bank wishing to require payment of such additional interest (x) shall so notify the Borrower and the Administrative Agent, in which case such additional interest on the Euro-Dollar Loans of such Bank shall be payable to such Bank at the place indicated in such notice with respect to each Interest Period commencing at least three Euro-Dollar Business Days after such Bank gives such notice and (y) shall notify the Borrower at least five Euro-Dollar Business Days before each date on which interest is payable on the Euro-Dollar Loans of the amount then due it under this Section.

     SECTION 2.17. Fees and Other Terms. The Borrower will pay the fees under, and will comply with, and be bound by, its agreements and obligations contained in the Fee Letter, as if fully set forth herein.

ARTICLE 3

CONDITIONS

     SECTION 3.1. Closing. The obligation of any Bank to make a Loan hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 11.05):

     (a) receipt by the Administrative Agent of a duly executed Note for the account of each Bank dated the Closing Date and complying with the provisions of Section 2.05.

     (b) receipt by the Administrative Agent of an opinion of the Managing Attorney of the Borrower, substantially in the form of Exhibit B hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request.

     (c) receipt by the Administrative Agent of an opinion of Vinson & Elkins L.L.P., special counsel for the Administrative Agent, substantially in the form of Exhibit C hereto and covering such additional matters relating to the transactions contemplated hereby as the Required Banks may reasonably request.

     (d) receipt by the Administrative Agent of a properly completed and duly executed Form U-1 with respect to the Loans and this Agreement.

     (e) receipt by the Administrative Agent of all documents the Administrative Agent may reasonably request relating to the existence of the Borrower, the corporate authority for and the validity of this Agreement and the Notes, and any other matters relevant hereto, all in form and substance satisfactory to the Administrative Agent.

     (f) receipt by the Administrative Agent, for its own account or for the account of the Banks, as the case may be, all fees, costs and expenses due and payable pursuant to the Fee Letter and Section 11.03.

     The obligations of the Banks to make Loans hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 11.05) at or prior to 5:00 p.m., New York City time, on May 31, 2001 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

     SECTION 3.2. Each Credit Event. The obligation of each Bank to make, convert or continue a Loan on the occasion of any Borrowing is subject to the satisfaction of the following conditions:

     (a) receipt by the Administrative Agent of a Notice of Borrowing as required by Section 2.03.

     (b) the fact that, immediately after such Borrowing, the aggregate outstanding principal amount of the Loans will not exceed the aggregate amount of the Commitments;

     (c) the fact that, immediately before and after such Borrowing, no Default shall have occurred and be continuing;

     (d) the fact that the representations and warranties of the Borrower contained in this Agreement shall be true on and as of the date of such Borrowing.

     Each Borrowing shall be deemed to be a representation and warranty by the Borrower on the date of such Borrowing as to the facts specified in clauses (b), (c) and (d) of this Section.

ARTICLE 4

  REPRESENTATIONS AND WARRANTIES

     In order to induce the Agents and the Banks to enter into this Agreement and to make the Loans the Borrower makes the following representations and warranties:

     SECTION 4.1. Existence and Business; Power and Authorization; Enforceable Obligations. (a The Borrower is a corporation duly organized in accordance with the Laws of the State of Delaware. The Borrower (i) has the corporate power and authority to own its property and assets and to transact the business in which it is engaged or presently proposes to engage and (ii) is authorized to do business as a corporation and is in good standing in each jurisdiction in which it is required to be authorized to do business, except where the failure to be so authorized or in good standing could not reasonably be expected to have a Material Adverse Effect. No Governmental Approval (other than those already obtained) is necessary in connection with the formation and continued existence of the Borrower, except where the failure to obtain such Governmental Approval could not reasonably be expected to have a Material Adverse Effect.

     (b) The Borrower has the corporate power and authority to execute, deliver, and perform its obligations under this Agreement and the other Loan Documents. The Borrower has corporate power and authority to borrow hereunder.

     (c) The Borrower has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents. No consent or authorization of, filing with or other act by or in respect of any Governmental Authority or other Person is required in connection with the execution, delivery and performance by the Borrower of the Loan Documents or the validity and enforceability of the Loan Documents.

     (d) This Agreement and each other Loan Document has been duly executed and delivered on behalf of the Borrower and is a legal, valid and binding obligation of the Borrower enforceable in accordance with its terms except as the enforcement thereof may be limited by applicable bankruptcy, insolvency or similar Laws affecting the enforcement of rights of creditors generally and except to the extent that enforcement of rights and remedies set forth therein may be limited by equitable principles (regardless of whether enforcement is considered in a court of law or a proceeding in equity).

     SECTION 4.2. No Violation. Neither the execution, delivery and performance by the Borrower of the Loan Documents, nor compliance by it with the terms and provisions thereof nor the consummation of the transactions contemplated thereby, (i) will contravene in any material respect any applicable provision of Law, (ii will conflict with or result in any breach of any of the terms and conditions of, or result in the creation or imposition of (or the obligation to create or impose) any Lien upon any of the property or assets of the Borrower pursuant to the terms of, any material agreement or instrument to which the Borrower is a party or by which it or any of its property or assets is bound, or (iii) will violate any provision of the certificate of incorporation or by-laws or other organizational documents of the Borrower.

     SECTION 4.3. Litigation. There are no actions, suits, investigations or proceedings by or before any Governmental Authority or arbitrator pending or, to the best knowledge of the Borrower, threatened which could reasonably be expected to have a Material Adverse Effect or seeking to enjoin or challenge the purchase by the Borrower of its common stock described in Section 6.04.

     SECTION 4.4. Financial Information. (a) The consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of December 31, 1999, and the related consolidated statements of income and cash flows for the fiscal year then ended, reported on by Arthur Andersen LLP and set forth in the Borrower’s 1999 Form 10-K, a copy of which has been delivered to each of the Banks, fairly present, in conformity with GAAP the consolidated financial position of the Borrower and its Consolidated Subsidiaries as of such date and their consolidated results of operations and cash flows for such fiscal year.

     (b) The unaudited consolidated balance sheet of the Borrower and its Consolidated Subsidiaries as of September 30, 2000 and the related unaudited consolidated statements of income and cash flows for the three months then ended, set forth in the Borrower’s September 2000 Form 10-Q, a copy of which has been delivered to each of the Banks, fairly present, in conformity with GAAP or SEC regulation, the consolidated financial position of the Borrower as of such date and its consolidated results of operations and cash flows for such three month period (subject to year-end adjustments).

     SECTION 4.5. Material Adverse Change. Since December 31, 1999, there has occurred no event, act or condition which has had, or could reasonably be expected to have, a Material Adverse Effect.

     SECTION 4.6. Use of Proceeds; Margin Regulations. Following application of the proceeds of each Loan, not more than 25 percent of the value of the assets which are subject to any arrangement with the Administrative Agent or any Bank (herein or otherwise) whereby the Borrower’s right or ability to sell, pledge or otherwise dispose of assets in any way is restricted (or pursuant to which the exercise of any such right is or may be cause for accelerating the maturity of all or any portion of the Loans or any other amount payable hereunder or under any such other arrangement) will be Margin Stock. No proceeds of any Loan have been used in violation of Section 6.04.

     SECTION 4.7. Governmental Approvals. All Governmental Approvals which under applicable Law are required to have been obtained prior to the date this representation is made or deemed made in connection with the due execution, delivery and performance by the Borrower of the Loan Documents to which it is a party have been obtained.

     SECTION 4.8. Investment Company Act; Public Utility Holding Company Act. The Borrower is not (i) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended, or (ii) a “holding company”or a company controlled by a “holding company”within the meaning of PUHCA.

     SECTION 4.9. No Default. No Default has occurred and is continuing.

     SECTION 4.10. U.S. Taxes. The Borrower and each of its Subsidiaries have filed all United States Federal income tax returns and all other material United States tax returns which to their knowledge are required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by them, except as are being contested in good faith or which could not reasonably be expected to have a Material Adverse Effect.

     SECTION 4.11. Foreign Taxes. The Borrower and each of its Subsidiaries have filed or caused to be filed all income tax returns in all relevant foreign jurisdictions and all other material foreign tax returns which are to their knowledge required to be filed by them and have paid all taxes due pursuant to such returns or pursuant to any assessment received by the Borrower or any of its Subsidiaries, except as are being contested in good faith or which could not reasonably be expected to have a Material Adverse Effect.

     SECTION 4.12. ERISA. As of the Closing Date, the Borrower is responsible for funding no Plans other than those listed on the Schedule having the same number as this Section. No accumulated funding deficiency (as defined in Section 412 of the Code or Section 302 of ERISA) or Reportable Event has occurred with respect to any Plan which could reasonably be expected to have a Material Adverse Effect. There are no Unfunded Liabilities under any Plan which when added to the aggregate amount of Unfunded Liabilities with respect to all other Plans at such time could reasonably be expected to have a Material Adverse Effect. The Borrower and each member of the ERISA Controlled Group have not failed to comply with the requirements of Section 515 of ERISA with respect to any Multiemployer Plan and are not in “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan to an extent which could reasonably be expected to have a Material Adverse Effect. The aggregate potential total withdrawal liability payments of the Borrower and the members of the ERISA Controlled Group as determined in accordance with Title IV of ERISA as if the Borrower and the members of the ERISA Controlled Group had completely withdrawn from all Multiemployer Plans is not equal to or greater than an amount which could reasonably be expected to have a Material Adverse Effect. To the knowledge of the Borrower and each member of the ERISA Controlled Group, no Multiemployer Plan is or is likely to be in reorganization (as defined in Section 4241 or ERISA or Section 418 of the Code) or is insolvent (as defined in Section 4245 of ERISA). No liability to the PBGC (other than required premium payments), the Internal Revenue Service, any Plan or any trust established under Title IV of ERISA has been, or is expected by the Borrower or any member of the ERISA Controlled Group to be, incurred by the Borrower or any member of the ERISA Controlled Group which could reasonably be expected to have a Material Adverse Effect. No Lien under Section 412(n) of the Code or 302(f) of ERISA or requirement to provide security under Section 401(a)(29) of the Code or Section 307 of ERISA has been or is reasonably expected by the Borrower or any member of the ERISA Controlled Group to be imposed on the assets of the Borrower or any member of the ERISA Controlled Group. With respect to any employee benefit plan covered under Title IV of ERISA that is excluded from the definition of Plan by the proviso at the end of such definition, no liability, penalty, Lien or security interest has been incurred or is expected to be incurred which could reasonably be expected to have a Material Adverse Effect, and to the Borrower’s knowledge no other event or condition has occurred or exists which could reasonably be expected to have a Material Adverse Effect.

     SECTION 4.13. Ownership of Property; Liens. The Borrower and each of its Consolidated Subsidiaries has good and marketable title to all of its property except for any defects which could not reasonably be expected to have a Material Adverse Effect, subject to no Lien of any kind except Liens permitted pursuant to Section 6.03 hereof.

     SECTION 4.14. Accuracy and Completeness of Information. All historical information heretofore or contemporaneously furnished by the Borrower in writing to any Agent or Bank for purposes of or in connection with this Agreement is, to the knowledge of the Borrower, true and accurate in all material respects on the date as of which such information is dated and not incomplete by omitting to state any material fact necessary to make such information (taken as a whole) not misleading at such time.

     SECTION 4.15. Environmental Matters. (a) Except in each case as could not reasonably be expected to have a Material Adverse Effect (i) the Borrower and its Significant Subsidiaries are in compliance with all applicable Environmental Laws, (ii the Borrower and its Significant Subsidiaries have all Environmental Approvals required to operate its business as presently conducted and is in compliance with the terms and conditions thereof, (iii) the Borrower and its Significant Subsidiaries have not received any communication (written or oral) from a Governmental Authority that alleges that the Borrower is not in compliance with all Environmental Laws and Environmental Approvals and (iv) to the Borrower’s knowledge there are no circumstances that may prevent or interfere with such compliance in the future.

     (b) There is no Environmental Claim pending or, to the Borrower’s knowledge, threatened against the Borrower or any Significant Subsidiary which could reasonably be expected to have a Material Adverse Effect.

     (c) Without in any way limiting the generality of the foregoing, except in each case as could not reasonably be expected to have a Material Adverse Effect (i) there are no on-site or off-site locations in which the Borrower or any Significant Subsidiary have stored, disposed or arranged for the disposal of Materials of Environmental Concern in violation of any Environmental Law (ii) there are no underground storage tanks located on property owned or leased by the Borrower or any Significant Subsidiary in violation of any Environmental Law, (iii) there is no asbestos contained in or forming part of any building, building component, structure or office space owned or leased by the Borrower or any Significant Subsidiary and (iv no polychlorinated biphenyls (PCBs) are used or stored at any property or leased by the Borrower or any Significant Subsidiary in violation of any Environmental Law.

     SECTION 4.16. Significant Subsidiaries. Each of the Borrower’s Significant Subsidiaries is a corporation, partnership, limited liability company, association or other entity duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and has all powers and all material government licenses, authorizations, consents and approvals required to carry on its business as now conducted except for such powers, licenses, authorizations, consents or approvals the absence of which could not reasonably be expected to have a Material Adverse Effect.

     SECTION 4.17. Solvency. The Borrower is, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith and to the use of proceeds of the Loans as provided in Section 6.04, will be and will continue to be, Solvent.

ARTICLE 5

AFFIRMATIVE COVENANTS

     The Borrower covenants and agrees that, so long as any Bank has any Commitment hereunder or any Obligation remains unpaid unless otherwise agreed by the Required Banks:

     SECTION 5.1. Information Covenants. The Borrower will furnish to each Bank:

     (a) Quarterly Financial Statements. Within 60 days after the close of each fiscal quarter (other than the fourth fiscal quarter) in each fiscal year of the Borrower, the unaudited consolidated balance sheet of the Borrower as at the end of such quarterly period and the related consolidated statements of income and cash flows for such quarterly period and for the elapsed portion of the fiscal year ended with the last day of such quarterly period, and in each case setting forth comparative figures for the related periods in the prior fiscal year;

     (b) Annual Financial Statements. Within 120 days after the close of each fiscal year of the Borrower, the audited consolidated balance sheet of the Borrower as at the end of such fiscal year and the related consolidated statements of income and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on in a manner acceptable to the SEC by independent public accountants of nationally recognized standing;

     (c) Officer’s Certificate. At the time of the delivery of the financial statements referred to in clauses (a) and (b) above, a certificate of an Authorized Officer of the Borrower which certifies (x) that such financial statements fairly present the financial condition and the results of operations of the Borrower on the dates and for the period indicated, except as disclosed in the notes thereto, in accordance with GAAP, subject, in the case of interim financial statements, to normally recurring year-end adjustments, (y) the detailed calculations made pursuant to Sections 6.06 and 6.07 as of the last day of such period and (z) that such Authorized Officer has reviewed the terms of the Loan Documents and has made, or caused to be made under his or her supervision, a review in reasonable detail of the business and financial condition of the Borrower during the accounting period covered by such financial statements, and that as a result of such review such Authorized Officer has concluded that no Default has occurred and is continuing as of the date of such certificate or, if any Default has occurred and is continuing, specifying the nature and extent thereof and the action the Borrower proposes to take in respect thereof;

     (d) Notice of Default, Litigation or Other Event. Promptly and in any event within three Domestic Business Days after the Borrower obtains knowledge thereof, notice of (i) the occurrence of any Event of Default and (ii) any litigation or governmental proceeding pending or threatened against the Borrower or any Significant Subsidiary which could reasonably be expected to have a Material Adverse Effect;

     (e) ERISA.

(i) Except as could not reasonably be expected to have a Material Adverse Effect, as soon as possible and in any event within twenty days after the Borrower or any member of its ERISA Controlled Group knows, or has reason to know, that:

(A) any Termination Event with respect to a Plan has occurred or will occur, or

(B) any condition exists with respect to a Plan which presents a material risk of termination of the Plan (if such Plan has Unfunded Liabilities) or imposition of an excise tax or other material liability on the Borrower or any member of the ERISA Controlled Group, or

32

(C) the Borrower or any member of the ERISA Controlled Group has applied for a waiver of the minimum funding standard under Section 412 of the Code or Section 302 of ERISA or an accumulated funding deficiency has been incurred, or

(D) the Borrower or any member of the ERISA Controlled Group has engaged in a "prohibited transaction," as defined in Section 4975 of the Code or as described in Section 406 of ERISA, that is not exempt under Section 4975 of the Code and Section 408 of ERISA, or

(E) there exists any Unfunded Liabilities under any Plan giving rise to a Lien under ERISA or the Code, or

(F) any condition exists with respect to a Multiemployer Plan which presents a material risk of a partial or complete withdrawal (as described in Section 4203 or 4205 of ERISA) by the Borrower or any member of the ERISA Controlled Group from a Multiemployer Plan, or

(G) the Borrower or any member of the ERISA Controlled Group is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, or

(H) a Multiemployer Plan is in "reorganization" (as defined in Section 418 of the Code or Section 4241 of ERISA) or is "insolvent" (as defined in Section 4245 of ERISA), or

(I) the Borrower and/or any member of the ERISA Controlled Group have incurred any withdrawal liability (as determined in accordance with Title IV of ERISA), or

(J) there is an action brought against the Borrower or any member of the ERISA Controlled Group under Section 502 of ERISA with respect to its failure to comply with Section 515 of ERISA, certificate of an Authorized Officer of the Borrower setting forth the details of each of the events described in clauses (A) through (J) above, as applicable, and the action which the Borrower or the applicable member of the ERISA Controlled Group proposes to take with respect thereto, together with a copy of any notice or filing from the PBGC or which may be required by the PBGC or other agency of the United States government with respect to each of the events described in clauses (A) through (J) above, as applicable.

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(ii) As soon as possible and in any event within ten days after the receipt by the Borrower or any member of its ERISA Controlled Group of a demand letter from the PBGC notifying the Borrower or such member of the ERISA Controlled Group of its final decision finding liability which, if remaining unpaid, could reasonably be expected to have a Material Adverse Effect and the date by which such liability must be paid, a copy of such letter, together with a certificate an Authorized Officer of the Borrower setting forth the action which the Borrower or such member of the ERISA Controlled Group proposes to take with respect thereto.

(iii) With respect to any employee benefit plan covered by Title IV of ERISA that is excluded from the definition of Plan by the proviso at the end of such definition, as soon as possible and in any event within ten days after the receipt by the Borrower or any member of the ERISA Controlled Group of any notice, whether or not in writing, that any material liability, penalty or Lien has been or could reasonably be expected to be asserted against it with respect to such plan, a certificate of an Authorized Officer of the Borrower setting forth the relevant details and the action which the Borrower or the applicable member of its ERISA Controlled Group proposes to take with respect thereto, together with a copy of such notice, if any.

     (f) Environmental Matters. Promptly and in any event within ten Domestic Business Days after the existence of any of the following conditions, a certificate of an Authorized Officer of the Borrower specifying in detail the nature of such condition and the Borrower’s proposed response thereto, in each case if the occurrence of such event could reasonably be expected to have a Material Adverse Effect: (i) the receipt by the Borrower of any communication (written or oral), whether from a Governmental Authority or other Person that alleges that the Borrower or any Significant Subsidiary is not in compliance with applicable Environmental Laws or Environmental Approvals, (ii) any Authorized Officer of the Borrower shall obtain actual knowledge that there exists any Environmental Claim pending or threatened against the Borrower or any Significant Subsidiary, or (iii) any release, emission, discharge or disposal of any Material of Environmental Concern that could reasonably be expected to form the basis of any Environmental Claim against the Borrower or any Significant Subsidiary. The Borrower will also maintain and make available for inspection by the Administrative Agent and the Banks and their agents and employees accurate and complete records of all investigations, studies, sampling and testing conducted, and any and all remedial actions taken, by the Borrower or, to its knowledge and to the extent obtained by the Borrower, by any Governmental Authority or other Person in respect of Materials of Environmental Concern on or affecting the properties of the Borrower and its Subsidiaries.

     (g) Other Information. From time to time, such other information or documents (financial or otherwise) as the Administrative Agent or any Bank may reasonably request.

     SECTION 5.2. Books, Records and Inspections. The Borrower will keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of Law shall be made of all dealings and transactions in relation to its business and activities. The Borrower will permit officers and designated representatives of the Administrative Agent or any Bank to visit and inspect any of the properties of the Borrower, and to examine the books of record and account of the Borrower, and discuss the affairs, finances and accounts of the Borrower with, and be advised as to the same by, its and their officers and independent accountants, all upon reasonable notice and at such reasonable times and intervals as the Administrative Agent or such Bank may desire.

     SECTION 5.3. Payment of Taxes. The Borrower will, and will cause its Subsidiaries to, pay and discharge all material taxes, assessments and governmental charges or levies imposed on it or on its income or profits or on any of its property prior to the date on which penalties attach hereto, except that neither the Borrower nor any such Subsidiary will be required hereby to pay any such tax, assessment, charge or levy the payment of which is the subject of a Contest.

     SECTION 5.4. Compliance with Law. (a) The Borrower will own, operate and maintain its business in compliance with all Laws, except such noncompliance as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (b) The Borrower will keep each of its property and assets free of any Lien imposed pursuant to Environmental Laws which could reasonably be expected to have a Material Adverse Effect and is not the subject of a Contest, and will pay or cause to be paid when due any and all costs necessary to accomplish the foregoing, including, without limitation, the cost of identifying the nature and extent of the presence of any such Materials of Environmental Concern on any real property owned or leased by the Borrower, and the cost of delineation, removal, treatment and disposal of any such Materials of Environmental Concern.

     SECTION 5.5. Existence, Etc. The Borrower will preserve and maintain its corporate existence, and all material rights and material franchises, and cause each of its Subsidiaries to preserve and maintain its material rights and material franchises except as permitted under Section 6.01; provided that neither the Borrower not any of its Subsidiaries shall be required to maintain any such rights or franchises, the maintenance of which is determined by it in good faith not to be in its best interest in the conduct of business.

     SECTION 5.6. Insurance. The Borrower will maintain or cause to be maintained with financially sound and reputable insurers, insurance with respect to its properties and business, and the properties and business of its Subsidiaries, against loss or damages of the kinds customarily insured against by reputable companies in the same or similar businesses, such insurance to be of such types and in such amounts (with such deductible amounts or other forms of self-insurance) as is customary for such companies under similar circumstances.

     SECTION 5.7. Maintenance of Property. The Borrower will keep, and cause each of its Subsidiaries to keep, all property necessary to their respective businesses in good working order and condition (ordinary wear and tear excepted); provided that neither the Borrower nor any of its Subsidiaries shall be required to maintain any property, the maintenance of which is determined by it in good faith not to be in its best interest in the conduct of business.

     SECTION 5.8. Ownership of Subsidiaries. The Borrower will own, directly or indirectly, 100% of the outstanding voting securities of each of its Significant Subsidiaries.

ARTICLE 6

NEGATIVE COVENANTS

     The Borrower covenants and agrees that, so long as any Bank has any Commitment hereunder or any Obligation remains unpaid, unless otherwise agreed by the Required Banks:

     SECTION 6.1. Restriction on Fundamental Changes. (a) The Borrower will not enter into any merger or consolidation, liquidate, wind-up or dissolve (or suffer any liquidation or dissolution), discontinue substantially all of its business or convey, lease, sell, transfer or otherwise dispose of, in one transaction or series of transactions, all or substantially all of its business or property; provided that the Borrower may effect such a merger, consolidation or sale (a “Permitted Transaction”) so long as after giving effect to such transaction, (x) no Default shall exist, (y) the surviving entity or purchaser, if other than the Borrower, assumes, pursuant to the terms of such transaction, each of the obligations of the Borrower under the Loan Documents and (z) such assumption is expressly evidenced by an agreement executed and delivered to the Banks within 30 days of such transaction in a form reasonably satisfactory to the Administrative Agent. Without limiting the generality of the foregoing, the transfer of more than 50% of the Borrower’s Consolidated Net Tangible Assets shall be deemed, for the purposes of this Section 6.01(a), a transfer of all or substantially all of the assets of the Borrower.

     (b) No transaction permitted by this Section 6.01 shall result in a discharge or novation of the Borrower under the Loan Documents. The Administrative Agent may require as a condition to any transaction permitted by this Section 6.01 evidence (including legal opinions) reasonably satisfactory to the Administrative Agent establishing satisfaction of the conditions set forth in this Section 6.01.

     SECTION 6.2. Transactions with Affiliates. Neither the Borrower nor any Subsidiary will enter into any transaction or series of related transactions, whether or not in the ordinary course of business, with any Affiliate (other than in any such Affiliate’s capacity as a director or executive officer of the Borrower) on terms that are less favorable to the Borrower than those terms that might be obtained in a comparable arms-length transaction at the time from a Person who is not an Affiliate, in each case excluding transactions among the Borrower and its Subsidiaries.

     SECTION 6.3. Liens. Neither the Borrower nor any Subsidiary will create, incur, assume or suffer to exist, directly or indirectly, any Lien on any of its assets now owned or hereinafter acquired, other than the following:

(i) Liens existing on the date hereof which are not otherwise permitted under paragraphs (ii) through (xi) below and which Liens secure Indebtedness outstanding on the date hereof in an aggregate principal amount not exceeding $10,000,000;

(ii) Liens for taxes not yet due or which are subject to a Contest;

(iii) Statutory Liens of landlords and Liens of carriers, warehousemen, mechanics, materialmen, and other similar Liens and any other Liens imposed by Law (other than any Lien imposed by ERISA or pursuant to any Environmental Law) created in the ordinary course of business for amounts not yet due or which are subject to a Contest;

(iv) Liens (other than any Lien imposed by ERISA or pursuant to any Environmental Law) incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return-of-money bonds, and other similar obligations (exclusive of obligations for the payment of borrowed money);

(v) Easements, rights-of-way, zoning, and similar restrictions and other similar charges or encumbrances that do not materially interfere with the conduct of the business of the Borrower or any of its Subsidiaries and which do not detract materially from the value of the property to which they attach or impair materially the use thereof by the Borrower or any of its Subsidiaries or have a Material Adverse Effect;
37

(vi) purchase money Liens not to exceed 100% of the applicable purchase price; provided that such Lien shall attach within 180 days of the acquisition of the related asset and in no event shall such Lien attach to current assets of the Borrower or any of its Significant Subsidiaries;

(vii) any Lien existing on any asset prior to the acquisition thereof by the Borrower or any of its Subsidiaries, whether by purchase, consolidation, merger, exchange or otherwise and not created in contemplation of such acquisition; provided that in no event shall such Lien attach to current assets of the Borrower or any of its Significant Subsidiaries;

(viii) Liens securing Environmental Claims (which, for the purposes of this paragraph (viii) shall be limited to undetermined or inchoate Liens arising pursuant to applicable Environmental Laws, arising in the ordinary course of business of the Borrower, and in respect of which no steps or proceedings have been taken to enforce such Lien);

(ix) Liens imposed by ERISA which could not reasonably be expected to have a Material Adverse Effect;

(x) Liens on time deposit, demand, custodial or other banking accounts of the Borrower or any Subsidiary, if such accounts exist for the purpose of funding or securing insurance obligations of any Subsidiary engaged in the business of providing commercial insurance or reinsurance and which are in accordance with prudent business practices and industry standards;

(xi) Liens on commingled stored crude oil and product inventory existing to secure obligations of parties with which the Borrower or its Subsidiaries have entered into crude oil processing and crude oil and product storage agreements;

(xii) extensions, renewals and replacements of Liens referred to in paragraphs (i) through (x); provided, that any such extension, renewal or replacement Lien shall be limited to the property or assets covered by the Lien extended, renewed or replaced and that the obligations secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the obligations secured by the Lien extended, renewed or replaced; and

(xiii) Liens other than those described in paragraphs (i) through (xii) above; provided that the aggregate outstanding principal amount of Indebtedness secured by such Liens shall at no time exceed 10% of Consolidated Net Worth.
38

     SECTION 6.4. Use of Proceeds; Margin Regulations. The proceeds of the Loans will be used by the Borrower to (a) purchase the Borrower’s common stock, $.01 par value per share, to make settlements with respect to the purchase of such common stock pursuant to agreements entered into by the Borrower with other Persons, and to pay fees and expenses in connection therewith, or (b) to repay other Indebtedness of the Borrower the proceeds of which were used for the purposes described in clause (a) of this Section. The Borrower shall not use the proceeds of any Loan in a manner that will violate or be inconsistent with the provisions of any law or regulation, including without limitation, Regulations T, U or X.

     SECTION 6.5. Environmental Matters. Except in each case where such activity could not reasonably be expected to have a Material Adverse Effect, the Borrower shall not permit (a) any underground storage tanks to be located on any property owned or leased by the Borrower in violation of any Environmental Law, (b) any asbestos to be contained in or form part of any building, building component, structure or office space owned or leased by the Borrower, and (c) any polychlorinated biphenyls (PCB’s) to be used or stored at any property owned or leased by the Borrower.

     SECTION 6.6. Leverage Ratio. Adjusted Consolidated Debt will at no time exceed 60% of the sum of Adjusted Consolidated Debt and Consolidated Net Worth.

     SECTION 6.7. Interest Coverage Ratio. The ratio (the “Interest Coverage Ratio”) of (x) Consolidated EBITDA to (y) Consolidated Cash Interest Expense will not, for any period of four consecutive Fiscal Quarters, be less than 2.5:1.0.

ARTICLE 7

NOTICE OF AMENDMENTS AND WAIVERS

     SECTION 7.1. Solicitation of Banks. The Borrower will not solicit, request or negotiate for or with respect to any proposed amendment, modification or waiver of any affirmative or negative covenant or event of default contained in any Existing Committed Facility (including by way of replacement thereof) unless the Banks shall be informed thereof by the Borrower and the Borrower will solicit, request or negotiate (but no Bank shall be under any obligation to accept) the benefit of the same by way of an amendment, modification or waiver to this Agreement in accordance with Section 11.05, and the Banks shall be supplied by the Borrower with sufficient information to enable the Banks to make an informed decision with respect thereto. The Borrower will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, to any holder of Indebtedness under any Existing Committed Facility as consideration for or as an inducement to the entering into by such amendment, modification or waiver unless such remuneration is paid on a comparable basis to the Banks for a comparable amendment, modification or waiver to the terms hereof.

ARTICLE 8

EVENTS OF DEFAULT; REMEDIES

     SECTION 8.1. Events of Default. Each of the following events, acts, occurrences or conditions shall constitute an Event of Default under this Agreement, regardless of whether such event, act, occurrence or condition is voluntary or involuntary or results from the operation of Law or pursuant to or as a result of compliance by any Person with any judgment, decree, order, rule or regulation of any Governmental Authority:

     (a) Failure to Make Payments. The Borrower shall (i) default in the payment when due of any principal on the Loans or (ii) default in the payment when due of any interest or fees hereunder for a period of five Domestic Business Days after such interest or fees are due and payable.

     (b) Breach of Representation or Warranty. Any representation or warranty made in any Loan Document or in any certificate or statement delivered pursuant thereto shall prove to be false or misleading in any material respect on the date as of which made or deemed made.

     (c) Breach of Covenants. (i) The Borrower shall fail to perform or observe any covenant or obligation arising under Section 6.01, 6.04, 6.06 or 6.07, or (ii) the Borrower shall fail to perform or observe any other covenant or obligation arising under this Agreement or under any other Loan Document and, in the case of this clause (ii), such failure shall continue for a period of 30 days.

     (d) Default Under Other Agreements. The Borrower or any Significant Subsidiary shall default in the payment when due (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise) of any amount owing in respect of principal or interest (subject, in the case of interest, to any applicable grace period) in respect of any Material Financial Obligation, including the Existing Revolver and the Reimbursement Agreement; or the Borrower or any Significant Subsidiary shall default in the performance or observance of any other obligation or condition with respect to any Material Financial Obligation or any other event shall occur or condition exist, if, as a result, such Material Financial Obligation has become or can then be declared to be due and payable prior to its stated maturity other than as a result of a regularly scheduled payment.

     (e) Bankruptcy, Etc. Any Event of Bankruptcy shall occur with respect to the Borrower or any Significant Subsidiary.

     (f) Dissolution. Any order, judgment, or decree shall be entered against the Borrower or any Significant Subsidiary decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of 30 days; or the Borrower shall otherwise dissolve or cease to exist (except as permitted by Section 6.01).

     (g) ERISA. (i) Any Termination Event shall occur, or (ii) any Plan shall incur an "accumulated funding deficiency" (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived or (iii) the Borrower or a member of its ERISA Controlled Group shall have engaged in a transaction which is prohibited under Section 4975 of the Code or Section 406 of ERISA which could result in the imposition of liability on the Borrower or any member of its ERISA Controlled Group, or (iv) the Borrower or any member of its ERISA Controlled Group shall fail to pay when due an amount which it shall have become liable to pay to the PBGC, any Plan or a trust established under Title IV of ERISA, or (v) a condition shall exist by reason of which the PBGC would be entitled to obtain a decree adjudicating that an ERISA Plan must be terminated or have a trustee appointed to administer any ERISA Plan, or (vi) the Borrower or a member of its ERISA Controlled Group suffers a partial or complete withdrawal from a Multiemployer plan or is in "default" (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan, or (vii) a proceeding shall be instituted against the Borrower or any member of its ERISA Controlled Group to enforce Section 515 of ERISA, or (viii) any other event or condition shall occur or exist with respect to any Plan which could subject the Borrower or any member of its ERISA Controlled Group to any tax, penalty or other liability, and in each case in clauses (i) through (viii) of this Section 8.01(h), such event or condition, together with all other such events or conditions, if any, could reasonably be expected to result in a lien, security interest, liability or penalty which in the aggregate could reasonably be expected to have a Material Adverse Effect.

     (h) Judgments. Any judgment or decree shall be entered by a court or courts of competent jurisdiction against the Borrower or any Significant Subsidiary and such judgment or decree (i) shall be in an amount greater than or equal to $25,000,000 and (ii) has not been discharged, bonded, or vacated within thirty days from entry.

     (i) Change of Control. A Change of Control shall occur.

     SECTION 8.2. Rights and Remedies. (a) Upon the occurrence of any Event of Default described in Section 8.01(e), the Commitments shall automatically and immediately terminate and the unpaid principal amount of and any and all accrued interest on the Loans and any and all accrued fees and other Obligations shall automatically become immediately due and payable, with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower, and the obligation of each Bank to make any Loan hereunder shall thereupon terminate.

     (b) Upon the occurrence and during the continuance of any Event of Default (other than an Event of Default described in Section 8.01(e)), the Administrative Agent shall at the request of the Required Banks, by notice to the Borrower (i) declare that the Commitments are terminated, whereupon the Commitments and the obligation of each Bank to make any Loan hereunder shall immediately terminate, and (ii) declare the unpaid principal amount of and any and all accrued and unpaid fees and other Obligations to be, and the same shall thereupon be, immediately due and payable with all additional interest from time to time accrued thereon and without presentation, demand, or protest or other requirements of any kind (including, without limitation, diligence, presentment, notice of intent to demand or accelerate and notice of acceleration), all of which are hereby expressly waived by the Borrower.

ARTICLE 9

THE AGENTS

     SECTION 9.1. Appointment and Authorization. Each Bank irrevocably appoints and authorizes the Administrative Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the Notes as are delegated to the Administrative Agent by the terms hereof or thereof, together with all such powers as are reasonably incidental thereto.

     SECTION 9.2. Administrative Agent and Affiliates. The bank serving as Administrative Agent hereunder shall have the same rights and powers under this Agreement as any other Bank and may exercise or refrain from exercising the same as though it were not the Administrative Agent, and such bank and its affiliates may accept deposits from, lend money to, and generally engage in any kind of business with the Borrower or any Subsidiary or affiliate of the Borrower as if it were not the Administrative Agent.

     SECTION 9.3. Action by Administrative Agent. The obligations of the Administrative Agent hereunder are only those expressly set forth herein. Without limiting the generality of the foregoing, the Administrative Agent shall not be required to take any action with respect to any Default, except as expressly provided in Article 8.

     SECTION 9.4. Consultation with Experts. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent public accountants and other experts selected by it and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts.

     SECTION 9.5. Liability of Administrative Agent. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be liable for any action taken or not taken by it in connection herewith (i) with the consent or at the request of the Required Banks (or such different number of Banks as any provision hereof expressly requires for such consent or request) or (ii) in the absence of its own gross negligence or willful misconduct. Neither the Administrative Agent nor any of its affiliates nor any of their respective directors, officers, agents or employees shall be responsible for or have any duty to ascertain, inquire into or verify (A) any statement, warranty or representation made in connection with this Agreement or any borrowing hereunder; (B) the performance or observance of any of the covenants or agreements of the Borrower; (C) the satisfaction of any condition specified in Article 3, except receipt of items required to be delivered to the Administrative Agent; or (D) the validity, effectiveness or genuineness of this Agreement, the Notes or any other instrument or writing furnished in connection herewith. The Administrative Agent shall not incur any liability by acting in reliance upon any notice, consent, certificate, statement or other writing (which may be a bank wire, telex, facsimile or similar writing) believed by it to be genuine or to be signed by the proper party or parties. Without limiting the generality of the foregoing, the use of the term “agent” in this Agreement with reference to the Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom and is intended to create or reflect only an administrative relationship between independent contracting parties.

     SECTION 9.6. Indemnification. Each Bank shall, ratably in accordance with its Commitment, indemnify the Administrative Agent, its affiliates and their respective directors, officers, agents and employees (to the extent not reimbursed by the Borrower) against any cost, expense (including counsel fees and disbursements), claim, demand, action, loss or liability (except such as result from such indemnitees’ gross negligence or willful misconduct) that such indemnitees may suffer or incur in connection with this Agreement or any action taken or omitted by such indemnitees hereunder.

     SECTION 9.7. Credit Decision. Each Bank acknowledges that it has, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Bank also acknowledges that it will, independently and without reliance upon any Agent or any other Bank, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking any action under this Agreement.

     SECTION 9.8. Successor Administrative Agent. The Administrative Agent may resign at any time by giving notice thereof to the Banks and the Borrower. Upon any such resignation, the Required Banks shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Required Banks, and shall have accepted such appointment, within 30 days after the retiring Administrative Agent gives notice of resignation, then the retiring Administrative Agent may, on behalf of the Banks, appoint a successor Administrative Agent, which shall be a commercial bank organized or licensed under the Laws of the United States or of any State thereof and having a combined capital and surplus of at least $100,000,000. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent resigns as Administrative Agent hereunder, the provisions of this Article shall inure to its benefit as to actions taken or omitted to be taken by it while it was Administrative Agent.

     SECTION 9.9. Agents/Fees. The Borrower shall pay to each Agent for its own account fees in the amounts and at the times previously agreed upon by the Borrower and such Agent.

     SECTION 9.10. Other Agents. Nothing in this Agreement shall impose upon any Agent other than the Administration Agent, in such capacity, any duty or responsibility whatsoever.

ARTICLE 10

CHANGE IN CIRCUMSTANCES

     SECTION 10.1. Basis for Determining Interest Rate Inadequate or Unfair . If on or before the first day of any Interest Period for any Euro-Dollar Loan:

     (a) the Administrative Agent is advised by the Reference Banks that deposits in dollars (in the applicable amounts) are not being offered to the Reference Banks in the relevant market for such Interest Period, or

     (b) in the case of Euro-Dollar Loans, Banks having 66-2/3% or more of the aggregate principal amount of the affected Loans advise the Administrative Agent that the London Interbank Offered Rate, as determined by the Administrative Agent will not adequately and fairly reflect the cost to such Banks of funding their Euro-Dollar Loans, as the case may be, for such Interest Period, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Banks, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such suspension no longer exist, (i) the obligations of the Banks to make Euro-Dollar Loans, or to continue or convert outstanding Loans as or into Euro-Dollar Loans shall be suspended and (ii) each outstanding Euro-Dollar Loan shall be converted into a Base Rate Loan on the last day of the then current Interest Period applicable thereto. Unless the Borrower notifies the Administrative Agent at least two Domestic Business Days before the date of any affected Borrowing for which a Notice of Borrowing has previously been given that it elects not to borrow on such date, such Borrowing shall instead be made as a Base Rate Borrowing.

     SECTION 10.2. Illegality. If, on or after the date hereof, the adoption of any applicable Law, rule or regulation, or any change in any applicable Law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Euro-Dollar Lending Office) with any request or directive (whether or not having the force of Law) of any such authority, central bank or comparable agency shall make it unlawful or impossible for any Bank (or its Euro-Dollar Lending Office) to make, maintain or fund its Euro-Dollar Loans and such Bank shall so notify the Administrative Agent, the Administrative Agent shall forthwith give notice thereof to the other Banks and the Borrower, whereupon until such Bank notifies the Borrower and the Administrative Agent that the circumstances giving rise to such suspension no longer exist, the obligation of such Bank to make Euro-Dollar Loans, or to continue or convert outstanding Loans as or into Euro-Dollar Loans, shall be suspended. Before giving any notice to the Administrative Agent pursuant to this Section, such Bank shall designate a different Euro-Dollar Lending Office if such designation will avoid the need for giving such notice and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. If such notice is given, each Euro-Dollar Loan of such Bank then outstanding shall be converted to a Base Rate Loan either (a) on the last day of the then current Interest Period applicable to such Euro-Dollar Loan if such Bank may lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day or (b) immediately if such Bank shall determine that it may not lawfully continue to maintain and fund such Loan as a Euro-Dollar Loan to such day.

     SECTION 10.3. Increased Cost and Reduced Return. (a) If on or after the date hereof, the adoption of any applicable Law, rule or regulation, or any change in any applicable Law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Bank (or its Applicable Lending Office) with any request or directive (whether or not having the force of Law) of any such authority, central bank or comparable agency shall impose, modify or deem applicable any reserve (including, without limitation, any such requirement imposed by the Board of Governors of the Federal Reserve System, but excluding with respect to any Euro-Dollar Loan any such requirement with respect to which such Bank is entitled to compensation during the relevant Interest Period under Section 2.16), special deposit, insurance assessment or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Bank (or its Applicable Lending Office) or shall impose on any Bank (or its Applicable Lending Office) or on the London interbank market any other condition affecting its Euro-Dollar Loans, its Note or its obligation to make Euro-Dollar Loans and the result of any of the foregoing is to increase the cost to such Bank (or its Applicable Lending Office) of making or maintaining any Euro-Dollar Loan, or to reduce the amount of any sum received or receivable by such Bank (or its Applicable Lending Office) under this Agreement or under its Note with respect thereto, by an amount deemed by such Bank to be material, then, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank for such increased cost or reduction.

     (b) If any Bank shall have determined that, after the date hereof, the adoption of any applicable Law, rule or regulation regarding capital adequacy, or any change in any such Law, rule or regulation, or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or any request or directive regarding capital adequacy (whether or not having the force of Law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on capital of such Bank (or its Parent) as a consequence of such Bank's obligations hereunder to a level below that which such Bank (or its Parent) could have achieved but for such adoption, change, request or directive (taking into consideration its policies with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within 15 days after demand by such Bank (with a copy to the Administrative Agent), the Borrower shall pay to such Bank such additional amount or amounts as will compensate such Bank (or its Parent) for such reduction.

     (c) Each Bank will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Bank to compensation pursuant to this Section and will designate a different Lending Office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods.

     SECTION 10.4. Taxes. (a) For the purposes of this Section, the following terms have the following meanings:

     “Taxes” means any and all present or future taxes, duties, levies, imposts, deductions, charges or withholdings with respect to any payment by the Borrower pursuant to this Agreement or under any Note, and all liabilities with respect thereto, excluding (i) in the case of each Bank and Agent, taxes imposed on its income, and franchise or similar taxes imposed on it, by a jurisdiction under the Laws of which such Bank or Agent (as the case may be) is organized or in which its principal executive office is located or, in the case of each Bank, in which its Applicable Lending Office is located and (ii) in the case of each Bank, any United States withholding tax imposed on such payment at a rate up to (but not exceeding) the rate at which United States withholding tax would have been imposed on such a payment to such Bank under the Laws and treaties in effect when such Bank first became a party to this Agreement.

     “Other Taxes” means any present or future stamp or documentary taxes and any other excise or property taxes, or similar charges or levies, which arise from any payment made pursuant to this Agreement or under any Note or from the execution or delivery of, or otherwise with respect to, this Agreement or any Note.

     (b) All payments by the Borrower to or for the account of any Bank or Agent hereunder or under any Note shall be made without deduction for any Taxes or Other Taxes; provided that, if the Borrower shall be required by Law to deduct any Taxes or Other Taxes from any such payment, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) such Bank or Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions, (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Law and (iv) the Borrower shall furnish to the Administrative Agent, at its address referred to in Section 11.01, the original or a certified copy of a receipt evidencing payment thereof.

     (c) The Borrower agrees to indemnify each Bank and Agent for the full amount of Taxes and Other Taxes (including, without limitation, any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section) paid by such Bank or Agent (as the case may be) and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto. This indemnification shall be paid within 15 days after such Bank or Agent (as the case may be) makes demand therefor.

     (d) Each Bank organized under the Laws of a jurisdiction outside the United States, before it signs and delivers this Agreement in the case of each Bank listed on the signature pages hereof and before it becomes a Bank in the case of each other Bank, and from time to time thereafter if requested in writing by the Borrower (but only so long as such Bank remains lawfully able to do so), shall provide the Borrower and the Administrative Agent with Internal Revenue Service form W-8BEN or W-8ECI, as appropriate, or any successor form prescribed by the Internal Revenue Service, certifying that such Bank is entitled to benefits under an income tax treaty to which the United States is a party which exempts the Bank from United States withholding tax or reduces the rate of withholding tax on payments of interest for the account of such Bank or certifying that the income receivable pursuant to this Agreement is effectively connected with the conduct of a trade or business in the United States.

     (e) For any period with respect to which a Bank has failed to provide the Borrower or the Administrative Agent with the appropriate form pursuant to Section 10.04(d) (unless such failure is due to a change in treaty, Law or regulation occurring after the date on which such form originally was required to be provided), such Bank shall not be entitled to indemnification under Section 11.03(b) or (c) with respect to Taxes imposed by the United States; provided that if a Bank, which is otherwise exempt from or subject to a reduced rate of withholding tax, becomes subject to Taxes because of its failure to deliver a form required hereunder, the Borrower shall take such steps as such Bank shall reasonably request to assist such Bank to recover such Taxes.

     (f) If the Borrower is required to pay additional amounts to or for the account of any Bank pursuant to this Section, then such Bank will change the jurisdiction of its Applicable Lending Office if, in the judgment of such Bank, such change (i) will eliminate or reduce any such additional payment which may thereafter accrue and (ii) is not otherwise disadvantageous to such Bank.

     SECTION 10.5. Base Rate Loans Substituted for Affected Euro-Dollar Loans. If (i) the obligation of any Bank to make, or to continue or convert outstanding Loans as or to, Euro-Dollar Loans has been suspended pursuant to Section 10.02 or (ii) any Bank has demanded compensation under Section 10.03 with respect to its Euro-Dollar Loans, and in either case the Borrower shall, by at least five Euro-Dollar Business Days’ prior notice to such Bank through the Administrative Agent, have elected that the provisions of this Section shall apply to such Bank, then, unless and until such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, all Loans which would otherwise be made by such Bank as (or continued as or converted into) Euro-Dollar Loans, shall instead be Base Rate Loans (on which interest and principal shall be payable contemporaneously with the related Euro-Dollar Loans of the other Banks). If such Bank notifies the Borrower that the circumstances giving rise to such suspension or demand for compensation no longer exist, the principal amount of each such Base Rate Loan shall be converted into a Euro-Dollar Loan on the first day of the next succeeding Interest Period applicable to the related Euro-Dollar Loans of the other Banks.

ARTICLE 11

MISCELLANEOUS

     SECTION 11.1. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including bank wire, telex, facsimile or similar writing) and shall be given to such party: (a) in the case of the Borrower or the Administrative Agent, at its address, facsimile number or telex number set forth on the signature pages hereof, (b) in the case of any Bank, at its address, facsimile number or telex number set forth in its Administrative Questionnaire or (c) in the case of any party, at such other address, facsimile number or telex number as such party may hereafter specify for the purpose by notice to the Administrative Agent and the Borrower. Each such notice, request or other communication shall be effective (i) if given by telex, when such telex is transmitted to the telex number referred to in this Section and the appropriate answerback is received, (ii) if given by facsimile, when transmitted to the facsimile number referred to in this Section and confirmation of receipt is received, (iii) if given by mail, 72 hours after such communication is deposited in the mails with first class postage prepaid, addressed as aforesaid or (iv) if given by any other means, when delivered at the address referred to in this Section; provided that notices to the Administrative Agent under Article 2 or Article 10 shall not be effective until received.

     SECTION 11.2. No Waivers. No failure or delay by any Agent or Bank in exercising any right, power or privilege hereunder or under any Note shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.

     SECTION 11.3. Expenses; Indemnification. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses of the Administrative Agent, including reasonable fees and disbursements of special counsel for the Administrative Agent, in connection with the preparation and administration of this Agreement, any waiver or consent hereunder or any amendment hereof or any Default or alleged Default hereunder and (ii) if an Event of Default occurs, all reasonable out-of-pocket expenses incurred by each Agent and Bank, including the reasonable fees and disbursements of counsel, in connection with such Event of Default and collection, bankruptcy, insolvency and other enforcement proceedings resulting therefrom.

     (b) The Borrower agrees to indemnify each Agent and Bank, their respective affiliates and the respective directors, officers, agents and employees of the foregoing (each an "Indemnitee") and hold each Indemnitee harmless from and against any and all liabilities, losses, damages, costs and expenses of any kind, including, without limitation, the reasonable fees and disbursements of counsel, which may be incurred by such Indemnitee in connection with any investigative, administrative or judicial proceeding (whether or not such Indemnitee shall be designated a party thereto) brought or threatened relating to or arising out of this Agreement or any actual or proposed use of proceeds of Loans hereunder; provided that no Indemnitee shall have the right to be indemnified hereunder for such Indemnitee's (i) own gross negligence or willful misconduct or (ii) default in the performance of its own express contractual duties to the Borrower, in each case as determined by a court of competent jurisdiction.

     SECTION 11.4. Sharing of Set-offs. Each Bank agrees that if it shall, by exercising any right of set-off or counterclaim or otherwise, receive payment of a proportion of the aggregate amount of principal and interest then due with respect to any Note held by it which is greater than the proportion received by any other Bank in respect of the aggregate amount of principal and interest then due with respect to any Note held by such other Bank, the Bank receiving such proportionately greater payment shall purchase such participations in the Notes held by the other Banks, and such other adjustments shall be made, as may be required so that all such payments of principal and interest with respect to the Notes held by the Banks shall be shared by the Banks pro rata; provided that nothing in this Section shall impair the right of any Bank to exercise any right of set-off or counterclaim it may have and to apply the amount subject to such exercise to the payment of indebtedness of the Borrower other than its indebtedness hereunder. The Borrower agrees, to the fullest extent it may effectively do so under applicable Law, that any holder of a participation in a Note, whether or not acquired pursuant to the foregoing arrangements, may exercise rights of set-off or counterclaim and other rights with respect to such participation as fully as if such holder of a participation were a direct creditor of the Borrower in the amount of such participation.

     SECTION 11.5. Amendments and Waivers. Any provision of this Agreement or the Notes may be amended or waived if, but only if, such amendment or waiver is in writing and is signed by the Borrower and the Required Banks (and, if the rights or duties of any Agent are affected thereby, by such Agent); provided that no such amendment or waiver shall, unless signed by all the Banks, (i) increase or decrease the Commitment of any Bank (except for a ratable decrease in the Commitments of all Banks) or subject any Bank to any additional obligation, (ii) reduce the principal of or rate of interest on any Loan or any interest thereon or any fees hereunder, (iii) postpone the date fixed for any payment of principal of or interest on any Loan or interest thereon or any fees hereunder or for the termination of any Commitment, (iv) change the definition of “Required Banks” under Section 1.01 or (v) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks, which shall be required for the Banks or any of them to take any action under this Section or any other provision of this Agreement.

     SECTION 11.6. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or otherwise transfer (other than pursuant to a Permitted Transaction) any of its rights under this Agreement without the prior written consent of all Banks.

     (b) Any Bank may at any time grant to one or more banks or other institutions (each a "Participant") participating interests in its Commitment or any or all of its Loans. If a Bank grants any such participating interest to a Participant, whether or not upon notice to the Borrower and the Administrative Agent, such Bank shall remain responsible for the performance of its obligations hereunder, and the Borrower and the Administrative Agent shall continue to deal solely and directly with such Bank in connection with such Bank's rights and obligations under this Agreement. Any agreement pursuant to which any Bank may grant such a participating interest shall provide that such Bank shall retain the sole right and responsibility to enforce the Borrower's obligations hereunder including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement; provided that such participation agreement may provide that such Bank will not agree to any modification, amendment or waiver of this Agreement described in clause (i), (ii) or (iii) of Section 11.05 without the consent of the Participant. The Borrower agrees that each Participant shall, to the extent provided in its participation agreement, be entitled to the benefits of Section 2.16 and Article 10 with respect to its participating interest. An assignment or other transfer which is not permitted by subsection (c) or (d) below shall be given effect for purposes of this Agreement only to the extent of a participating interest granted in accordance with this subsection.

     (c) Any Bank may at any time assign to one or more banks or other institutions (each an "Assignee") all, or a proportionate part (equivalent to an initial Commitment of not less than $10,000,000) of all, of its rights and obligations under this Agreement and the Notes, and such Assignee shall assume such rights and obligations, pursuant to an Assignment and Assumption Agreement in substantially the form of Exhibit D hereto signed by such Assignee and such transferor Bank, with (and subject to) the subscribed consent of the Borrower, which shall not be unreasonably withheld, and the Administrative Agent; provided that (i) if an Assignee is an affiliate of such transferor Bank or was a Bank immediately before such assignment, no such consent of the Borrower or the Administrative Agent shall be required and (ii) if an Event of Default has occurred and is continuing, no such consent of the Borrower shall be required. When such instrument has been signed and delivered by the parties thereto and such Assignee has paid to such transferor Bank the purchase price agreed between such transferor Bank and such Assignee, such Assignee shall be a Bank party to this Agreement and shall have all the rights and obligations of a Bank with a Commitment as set forth in such instrument of assumption, and the transferor Bank shall be released from its obligations hereunder to a corresponding extent, and no further consent or action by any party shall be required. Upon the consummation of any assignment pursuant to this subsection, the transferor Bank, the Administrative Agent and the Borrower shall make appropriate arrangements so that, if required, a new Note is issued to the Assignee. In connection with any such assignment, the transferor Bank shall pay to the Administrative Agent an administrative fee for processing such assignment in the amount of $3,500. If the Assignee is not incorporated under the Laws of the United States or a state thereof, it shall deliver to the Borrower and the Agent certification as to exemption from deduction or withholding of any United States federal income taxes in accordance with Section 10.03.

     (d) Any Bank may at any time assign all or any portion of its rights under this Agreement and its Note to a Federal Reserve Bank. No such assignment shall release the transferor Bank from its obligations hereunder.

     (e) No Assignee, Participant or other transferee of any Bank's rights shall be entitled to receive any greater payment under Section 10.03 or 10.04 than such Bank would have been entitled to receive with respect to the rights transferred, unless such transfer is made with the Borrower's prior written consent or by reason of the provisions of Section 10.02, 10.03 or 10.04 requiring such Bank to designate a different Applicable Lending Office under certain circumstances or at a time when the circumstances giving rise to such greater payment did not exist.

     SECTION 11.7. Collateral. Each of the Banks represents to each Agent and each of the other Banks that it in good faith is not relying upon any Margin Stock as collateral in the extension or maintenance of the credit provided for in this Agreement.

     SECTION 11.8. Governing Law; Submission to Jurisdiction. This Agreement and each Note shall be governed by and construed in accordance with the Laws of the State of New York. The Borrower hereby submits to the nonexclusive jurisdiction of the United States District Court for the Southern District of New York and of any New York State court sitting in New York City for purposes of all legal proceedings arising out of or relating to this Agreement or the transactions contemplated hereby. The Borrower irrevocably waives, to the fullest extent permitted by Law, any objection which it may now or hereafter have to the laying of the venue of any such proceeding brought in such a court and any claim that any such proceeding brought in such a court has been brought in an inconvenient forum.

     SECTION 11.9. Counterparts; Integration; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement constitutes the entire agreement and understanding among the parties hereto and supersedes any and all prior agreements and understandings, oral or written, relating to the subject matter hereof; provided that the provisions of the Fee Letter relating to potential syndication of this Agreement and the undertakings of Borrower in connection therewith shall remain in full force and effect. This Agreement shall become effective when the Administrative Agent has received from each of the parties hereto a counterpart hereof signed by such party or facsimile or other written confirmation satisfactory to the Administrative Agent confirming that such party has signed a counterpart hereof.

     SECTION 11.10. WAIVER OF JURY TRIAL. EACH OF THE BORROWER, THE AGENTS AND THE BANKS HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

ULTRAMAR DIAMOND SHAMROCK CORPORATION
	By:	/s/ Steven A. Blank —————————— Steven A. Blank Vice President and Treasurer
Address: 6000 North Loop 1604 West, San Antonio, TX 78249 Facsimile: 210-592-2010

THE CHASE MANHATTAN BANK, as Administrative Agent and Bank
	By:	/s/ Steven Nordaker —————————— Name: Steven Nordaker Title: Managing Director
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Address:
One Chase Manhattan Plaza, 8th Floor
New York, New York 10081
Attention of Muniram Appanna
Facsimile: (212) 552-2261;

with a copy to:

The Chase Manhattan Bank
707 Travis
Houston, Texas 77002
Attention of Kelly Schrock
Facsimile: (713) 216-2291

BANK OF AMERICA, N.A., as Syndication Agent and as Bank
By:	/s/ Claire Liu —————————— Name: Claire M. Liu Title: Managing Director
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COMMITMENT SCHEDULE

Name of Lender	Commitment
The Chase Manhattan Bank	$375,000,000
Bank of America, N.A.	$375,000,000
Total:	$750,000,000

PRICING SCHEDULE

     Each of “Commitment Fee Rate” and “Euro-Dollar Margin” means, for any day, the rate set forth below in the row opposite such term and in the column corresponding to the Pricing Level that applies for such day:

Pricing Level	Level I	Level II	Level III	Level IV	Level V	Level VI
Commitment Fee Rate	.10%	.125%	.15%	.175%	.30%	.375%
Euro-Dollar Margin	.75%	.875%	1.00%	1.125%	1.75%	2.25%

     For purposes of this Schedule, the following terms have the following meanings, subject to the final paragraph of this Pricing Schedule:

     “Level I Pricing” applies for any day if, on such day, the Borrower’s long-term debt is rated BBB+ or higher by S&P and Baa1 or higher by Moody’s.

     “Level II Pricing” applies for any day if, on such day, (i) the Borrower’s long-term debt is rated BBB or higher by S&P and Baa2 or higher by Moody’s and (ii) Level I Pricing does not apply.

     “Level III Pricing” applies for any day if, on such day, (i) the Borrower’s long-term debt is rated (x) BBB or higher by S&P and Baa3 or higher by Moody’s or (y) Baa2 or higher by Moody’s and BBB- or higher by S&P and (ii) neither Level I Pricing nor Level II Pricing applies.

     “Level IV Pricing” applies for any day if, on such day, (i) the Borrower’s long-term debt is rated BBB- or higher by S&P and Baa3 or higher by Moody’s and (ii) none of Level I Pricing, Level II Pricing and Level III Pricing applies.

     “Level V Pricing” applies for any day if, on such day, (i) the Borrower’s long-term debt is rated BB+ or higher by S&P and Ba1 or higher by Moody’s and (ii) none of Level I Pricing, Level II Pricing, Level III Pricing and Level IV Pricing applies.

     “Level VI Pricing” applies for any day if no other Pricing Level applies for such day.

     “Pricing Level” refers to the determination of which of Level I, Level II, Level III, Level IV or Level V Pricing applies for any day.

     The credit ratings to be utilized for purposes of this Schedule are those assigned to the senior unsecured long-term debt securities of the Borrower without third-party credit enhancement, and any rating assigned to any other debt security of the Borrower shall be disregarded. The ratings in effect for any day are those in effect at the close of business on such day.

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SCHEDULE 1.1

SIGNIFICANT SUBSIDIARIES

Canadian Ultramar Company

Diamond Shamrock Refining and Marketing Company

D-S Venture Company, L.L.C.

Diamond Shamrock Refining Company, L.P.

TPI Petroleum, Inc.

Ultramar Credit Corporation

Ultramar Inc.

Ultramar Ltee

SCHEDULE 4.12 PLANS

Ultramar Diamond Shamrock Corporation Employees’Retirement Plan UDS 401(k) Retirement Savings Plan UDS Pension Plan

EXHIBIT A - Note

Note

New York, New York
                                 , 2001

     For value received, Ultramar Diamond Shamrock Corporation, a Delaware corporation (the “Borrower”), promises to pay to the order of                       (the “Bank”), for the account of its Applicable Lending Office, the unpaid principal amount of each Loan made by the Bank to the Borrower pursuant to the Bridge Loan Agreement referred to below on the maturity date provided for in the Bridge Loan Agreement. The Borrower promises to pay interest on the unpaid principal amount of each such Loan on the dates and at the rate or rates provided for in the Bridge Loan Agreement. All such payments of principal and interest shall be made in lawful money of the United States in Federal or other immediately available funds at the office of The Chase Manhattan Bank, One Chase Manhattan Plaza, New York, New York.

     All Loans made by the Bank, the respective types thereof and all repayments of the principal thereof shall be recorded by the Bank and, if the Bank so elects in connection with any transfer or enforcement hereof, appropriate notations to evidence the foregoing information with respect to each such Loan then outstanding may be endorsed by the Bank on the schedule attached hereto, or on a continuation of such schedule attached to and made a part hereof; provided that the failure of the Bank to make any such recordation or endorsement shall not affect the Borrower’s obligations hereunder or under the Bridge Loan Agreement.

     This note is one of the Notes referred to in the Bridge Loan Agreement dated as of February 7, 2001 among Ultramar Diamond Shamrock Corporation, the Banks party thereto, The Chase Manhattan Bank, as Administrative Agent and Bank of America, N.A. as Syndication Agent (as the same may be amended from time to time, the “Bridge Loan Agreement”). Terms defined in the Bridge Loan Agreement are used herein with the same meanings. Reference is made to the Bridge Loan Agreement for provisions for the prepayment hereof and the acceleration of the maturity hereof.

Ultramar Diamond Shamrock Corporation By: —————————————— Name Title

Loans and Payments of Principal

Date	Amount of Loan	Type of Loan	Amount of Principal Repaid	Notation Made By

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EXHIBIT B - Opinion of Counsel for the Borrower

Opinion of
Managing Attorney of the Borrower

February 7, 2001

To the Banks and the Agents
Referred to Below
c/o The Chase Manhattan Bank
,as Administrative Agent

Ladies and Gentlemen:

     I am a Managing Attorney of Ultramar Diamond Shamrock Corporation (the “Borrower”) and I am familiar with the Bridge Loan Agreement dated as of February 7, 2001 (the “Bridge Loan Agreement”) among the Borrower, The Chase Manhattan Bank, as Administrative Agent, and Bank of America, N.A., as Syndication Agent. Terms defined in the Bridge Loan Agreement are used herein as therein defined. The Bridge Loan Agreement and the Notes are collectively referred to as the “Documents.” This opinion is being rendered to you pursuant to Section 3.01(b) of the Bridge Loan Agreement.

     I have examined such corporate documents of the Borrower, certificates of public officials, and other agreements, instruments, certificates and documents as I have deemed necessary as a basis for the opinions expressed herein.

     In rendering the opinions expressed below, I have assumed, with your permission and without independent verification, that:

(a) the signatures of all persons (other than the Borrower) signing documents in connection with which this opinion is rendered are genuine and authorized;

(b) all documents submitted to me as originals or duplicate originals are authentic;

(c) all documents submitted to me as copies, whether certified or not, conform to authentic original documents; and

(d) all parties to the Bridge Loan Agreement (other than the Borrower) have full power and authority to execute, deliver and perform their obligations under such documents, and all such documents have been duly authorized by all necessary action on the part of parties thereto (other than the Borrower), have been duly executed and delivered by such other parties, and are valid, binding and enforceable obligations of such other parties.

     Subject to the foregoing and to further qualifications and limitations set forth below, I am of the opinion that:

     1. The Borrower is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate powers and all material governmental licenses, authorizations, consents and approvals required to carry on its business as now conducted.

     2. The execution, delivery and performance by the Borrower of the Bridge Loan Agreement and the Notes (a) are within the Borrower’s corporate powers, (b) have been duly authorized by all necessary corporate action, (c) do not require any action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable Law or regulation or of the Borrower’s certificate of incorporation or by-laws or, to the best of my knowledge, of any material agreement, judgment, injunction, order, decree or other instrument binding upon the Borrower or any of its Significant Subsidiaries or result in the creation or imposition of any Lien on any asset of the Borrower or any of its Significant Subsidiaries.

     3. The Bridge Loan Agreement constitutes a valid and binding agreement of the Borrower and each Note issued thereunder today constitutes a valid and binding obligation of the Borrower, in each case enforceable in accordance with its terms.

     4. There is no action, suit or proceeding pending against, or to the best of my knowledge threatened against or affecting, the Borrower or any of its Subsidiaries before any court or arbitrator or any governmental body, agency or official which could reasonably be expected to have a Material Adverse Effect or which in any manner draws into question the validity of the Bridge Loan Agreement or the Notes.

     5. Each of the Borrower’s corporate Significant Subsidiaries is a corporation, partnership or limited liability company validly existing and in good standing under the laws of its jurisdiction of formation except where the failure to validly exist or to be in good standing could not reasonably be expected to have a Material Adverse Effect.

     My opinions are subject to the following qualifications:

(i) my opinions are subject to the effect of bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' or secured creditors' rights generally;

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(ii) the binding effect and enforceability of the Documents and the availability of injunctive relief or other equitable remedies thereunder are subject to the effect of general principles of equity (regardless of whether enforcement is considered in proceedings at law or in equity);

(iii) the binding effect and the enforceability of the Documents are subject to the effect of laws and judicial decisions which have imposed duties and standards of conduct (including, without limitation, obligations of good faith, fair dealing and reasonableness) upon creditors or secured creditors;

(iv) I express no opinion as to the enforceability of cumulative remedies to the extent such cumulative remedies purport to or would have the effect of compensating the party entitled to the benefits thereof in amounts in excess of the actual loss suffered by such party;

(v) requirements in the Documents specifying that provisions thereof may only be waived in writing may not be valid, binding or enforceable to the extent that an oral agreement or an implied agreement by trade practice or course of conduct has been created modifying any provision of such documents;

(vi) waivers of equitable rights and defenses may not be valid, binding or enforceable under state or federal law;

(vii) I express no opinion as to the enforceability of the indemnification provisions of the Documents insofar as said provisions contravene public policy; and

(viii) I am admitted to practice law in the State of Texas and as such, I express no opinion as to, or the effect or applicability of, any laws other than the General Corporation Law of the State of Delaware, the laws of the State of Texas and the federal laws of the United States of America.

     My opinions are limited to the specific issues addressed and are limited in all respects to laws and facts existing on the date hereof. By rendering these opinions, I do not undertake to advise you of any changes in such laws or facts which may occur after the date hereof.

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     This letter is furnished to you pursuant to the Bridge Loan Agreement and is not to be relied upon by any other person or entity or used, circulated, quoted or otherwise relied upon for any other purpose except that it may be relied upon as of the date hereof, in addition to the Persons to which it is addressed, by Persons which become Banks after the date hereof.

Sincerely,

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EXHIBIT C - Opinion of Special Counsel for the Agent

Opinion of
Vinson & Elkins L.L.P., Special Counsel
for the Agent

February ___, 2001

     We have participated in the preparation of the Bridge Loan Agreement dated as of February ___, 2001 (the “Bridge Loan Agreement”) among Ultramar Diamond Shamrock Corporation, a Delaware corporation (the “Borrower”), The Chase Manhattan Bank, as Administrative Agent and Bank of America, N.A., as Syndication Agent and have acted as special counsel for the Administrative Agent for the purpose of rendering this opinion pursuant to Section 3.01(c) of the Bridge Loan Agreement. Terms defined in the Bridge Loan Agreement are used herein as defined therein.

     In connection with the opinions herein expressed, we have (i) investigated such questions of law, (ii) examined such corporate documents and records of the Borrower, and certificates of public officials, and (iii) received such information from officers and representatives of the Borrower as we have deemed necessary or appropriate for the purposes of this opinion.

     In rendering the opinions herein set forth, we have assumed (i) the due authorization, execution and delivery of the Bridge Loan Agreement by all parties thereto, (ii) the legal capacity of natural persons, (iii) the genuineness of all signatures, (iv) the authenticity of all documents submitted to us as originals, and (v) the conformity to original documents of all documents submitted to us as copies. As to various questions of fact material to our opinion, we have relied upon the representations made in the Bridge Loan Agreement.

     Based upon the foregoing and subject to the qualifications, exceptions, limitations, and assumptions set forth herein, we are of the opinion that the Bridge Loan Agreement constitutes the legal, valid and binding obligation of Borrower enforceable in accordance with its terms.

     The opinion set forth above is subject in all respects to the following qualifications, limitations, exceptions and assumptions:

     (1) The opinion set forth above is subject, as to enforceability, to the effect of any applicable bankruptcy (including, without limitation, preference and fraudulent conveyance), insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally. The enforceability opinions set forth above are also subject to the effect of general principles of equity (regardless of whether considered in proceedings in equity or at law), including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing, and the possible unavailability of specific performance or injunctive relief.

     (2) We express no opinion with respect to the following provisions to the extent that the same are contained in the Bridge Loan Agreement:

(i) provisions purporting to waive rights to notices, objections, demands, legal defenses, statutes of limitation, rights of trial by jury, and other benefits or rights that cannot be waived under applicable law;

(ii) provisions purporting to affect the jurisdiction or venue of courts;

(iii) provisions granting powers of attorney or authority to act to execute documents or to act by power of attorney on behalf of another party;

(iv) provisions releasing, exculpating or exempting a party from, or requiring indemnification of a party for, liability for its own action or inaction, to the extent that the same are inconsistent with public policy;

(v) provisions purporting to establish evidentiary standards for suits or proceedings to enforce the Bridge Loan Agreement;

(vi) provisions that decisions by a party are conclusive; and

(vii) provisions relating to offsets and to rights of subrogation.

     (3) The opinions expressed herein are as of the date hereof only, and we assume no obligation to update or supplement such opinions to reflect any fact or circumstance that may hereafter come to our attention or any change that may hereafter occur or become effective.

     (4) The opinions herein expressed and the statements herein made are limited in all respect to the laws of the State of New York and the applicable federal laws of the United States.

     The opinions herein have been furnished at your request and are solely for your benefit and the benefit of your permitted participants and assigns in connection with the subject transaction and may not relied upon by any other Person or furnished to anyone else without the prior written consent of the undersigned other than (i) for disclosure to regulatory authorities having jurisdiction over the Administrative Agent, or (ii) as disclosed in connection with any permitted assignment, transfer or participation in respect of the Bridge Loan Agreement.

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Very truly yours, VINSON & ELKINS L.L.P.

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EXHIBIT D - Assignment and Assumption Agreement

Assignment and Assumption Agreement

     AGREEMENT dated as of _________, 200_ among <NAME OF ASSIGNOR> (the “Assignor”), <NAME OF ASSIGNEE> (the “Assignee”), Ultramar Diamond Shamrock Corporation (the “Borrower”) and THE CHASE MANHATTAN BANK, as Administrative Agent (the “Administrative Agent”).

     WHEREAS, this Assignment and Assumption Agreement (the “Agreement”) relates to the Bridge Loan Agreement dated as of February 7, 2001 among the Borrower, the Assignor and the other Banks party thereto, as Banks, and the Administrative Agent (as amended from time to time, the “Bridge Loan Agreement”);

     [WHEREAS, as provided under the Bridge Loan Agreement, the Assignor has a Commitment to make Loans to the Borrower in an aggregate principal amount at any time outstanding not to exceed $____________; and]

     [WHEREAS, Loans made to the Borrower by the Assignor under the Bridge Loan Agreement in the aggregate principal amount of $__________ are outstanding at the date hereof; and]

     WHEREAS, the Assignor proposes to assign to the Assignee all of the rights of the Assignor under the Bridge Loan Agreement in respect of a portion of its [Commitment] [Loans] thereunder in an amount equal to $__________ (the “Assigned Amount”), and the Assignee proposes to accept assignment of such rights and assume the corresponding obligations from the Assignor on such terms;

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

     SECTION 1. Definitions. All capitalized terms not otherwise defined herein have the respective meanings set forth in the Bridge Loan Agreement.

     SECTION 2. Assignment. The Assignor hereby assigns and sells to the Assignee all of the rights of the Assignor under the Bridge Loan Agreement to the extent of the Assigned Amount, and the Assignee hereby accepts such assignment from the Assignor and assumes all of the obligations of the Assignor under the Bridge Loan Agreement to the extent of the Assigned Amount. Upon the execution and delivery hereof by the Assignor, the Assignee, [the Borrower, and the Administrative Agent] and the payment of the amounts specified in Section 3 required to be paid on the date hereof [(i)] the Assignee shall, as of the date hereof, succeed to the rights and be obligated to perform the obligations of a Bank under the Bridge Loan Agreement with [a Commitment][outstanding Loans] in an amount equal to the Assigned Amount, [and (ii) the Commitment of the Assignor shall, as of the date hereof, be reduced by a like amount and] the Assignor released from its obligations under the Bridge Loan Agreement to the extent such obligations have been assumed by the Assignee. The assignment provided for herein shall be without recourse to the Assignor.

     SECTION 3. Payments. As consideration for the assignment and sale contemplated in Section 2 hereof, the Assignee shall pay to the Assignor on the date hereof in Federal funds the amount heretofore agreed between them. (1) It is understood that commitment and/or facility fees accrued before the date hereof are for the account of the Assignor and such fees accruing on and after the date hereof are for the account of the Assignee. Each of the Assignor and the Assignee agrees that if it receives any amount under the Bridge Loan Agreement which is for the account of the other party hereto, it shall receive the same for the account of such other party to the extent of such other party’s interest therein and promptly pay the same to such other party.

     SECTION 4. Consent of the [Borrower and the Administrative Agent]. This Agreement is conditioned upon the consent of [the Borrower and the Administrative Agent] pursuant to Section 11.06(c) of the Bridge Loan Agreement. The execution of this Agreement by such Persons is evidence of their consent. [Pursuant to Section 11.06(c), the Borrower agrees to execute and deliver a Note payable to the order of the Assignee to evidence the assignment and assumption provided for herein.]

     SECTION 5. Non-reliance on Assignor. The Assignor makes no representation or warranty in connection with, and shall have no responsibility with respect to, the solvency, financial condition, or statements of the Borrower, or the validity and enforceability of the Borrower’s obligations under the Bridge Loan Agreement or any Note. The Assignee acknowledges that it has, independently and without reliance on the Assignor, and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and will continue to be responsible for making its own independent appraisal of the business, affairs and financial condition of the Borrower.

     (1) Amount should combine principle together with accrued interest and breakage compensation, if any, to be paid by the Assignee, net of any portion of any upfront fee to be paid by the Assignor to the Assignee. It may be preferable in an appropriate case to specify these amounts generically or by formula rather than as a fixed sum.

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     SECTION 6. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of New York.

     SECTION 7. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

     IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

[NAME OF ASSIGNOR] By: —————————————— Name: Title:

[NAME OF ASSIGNEE] By: —————————————— Name: Title:

[ULTRAMAR DIAMOND SHAMROCK CORPORATION] By: —————————————— Name: Title:

[THE CHASE MANHATTAN BANK], as Adminstrative Agent By: —————————————— Name: Title:

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